UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
BROWN SHOE COMPANY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

April 13, 2010

To Brown Shoe Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Brown Shoe Company, Inc. to be held at our headquarters at 8300 Maryland Avenue, St. Louis, Missouri, in the Conference Center, on Thursday, May 27, 2010, at 11:00 a.m., Central Daylight Time.

We are using the Internet to provide our 2010 proxy materials to shareholders. We believe electronic delivery will expedite the receipt of materials and reduce the environmental impact of our annual meeting by minimizing the printing and mailing of full sets of materials. On April 13, 2010, we are commencing mailing to our shareholders a Notice containing instructions on how to access our Proxy Statement and 2009 Annual Report online. If you receive a Notice by mail, you will not receive a printed copy of the materials unless you specifically request one. The Notice contains instructions on how to receive a paper copy of the materials.

In the following pages, we provide a formal notice of the meeting and the Proxy Statement. Our 2009 Annual Report to Shareholders, which provides detailed information relating to our activities and operating performance, is available at www.brownshoe.com/annualmeeting. If you have requested paper copies of these materials, a proxy card will also be enclosed.

On behalf of your board of directors and management, we look forward to seeing you at the meeting.

Sincerely yours,

Ronald A. Fromm
Chairman of the Board and
Chief Executive Officer

Brown Shoe Company, Inc.
8300 Maryland Avenue, St. Louis, Missouri 63105-3693

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE:	Thursday, May 27, 2010

TIME:	11:00 a.m., Central Daylight Time

PLACE:	8300 Maryland Avenue Conference Center St. Louis, Missouri 63105-3693

Matters to be voted on:

1. Election of five directors

2. Ratification of Ernst & Young LLP as the Company’s independent registered public accountants

3. Any other matters if properly raised

YOUR VOTE IS VERY IMPORTANT.  Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to vote and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum. Any proxy may be revoked at any time prior to its exercise at the meeting.

Registered holders may vote:

1. By Internet: go to http://www.proxyvote.com,

2. By toll-free telephone: call 1-800-690-6903, or

3.	By mailing a proxy card if you have requested one: mark, sign, date and return in the postage-paid envelope provided.

Beneficial holders.  If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from your holder of record to vote your shares. It is important that you provide voting instructions because beginning this year, brokers and other nominees no longer have the authority to vote your shares for the election of directors without instructions from you.

It is our policy that all proxies, ballots and vote tabulations that identify the vote of any shareholder will be kept strictly confidential until after a final vote is tabulated and announced, except in extremely limited circumstances. Such limited circumstances include contested solicitation of proxies, when disclosure is required by law, to defend a claim against us or to assert a claim by us, and when a shareholder’s written comments appear on a proxy or other voting material.

Michael I. Oberlander
Senior Vice President, General Counsel and
Corporate Secretary

April 13, 2010

PROXY STATEMENT — 2010 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT
FOR THE BROWN SHOE COMPANY, INC.
2010 ANNUAL MEETING OF SHAREHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING

Why have these proxy materials been made available?

Your board of directors is soliciting proxies to be voted at the 2010 Annual Meeting of Shareholders. This proxy statement includes information about the issues to be voted upon at the meeting.

The record date for shareholders entitled to vote at the meeting is March 31, 2010. There were 43,420,621 shares of our common stock issued and outstanding on March 31, 2010.

On April 13, 2010, we commenced mailing to our shareholders of record a Notice containing instructions on how to access this proxy statement and our Annual Report online, and we began mailing these proxy materials to shareholders who requested paper copies.

Where and when is the annual meeting?

The Annual Meeting of Shareholders will take place on May 27, 2010 in the Conference Center at our headquarters, located at 8300 Maryland Avenue, St. Louis, Missouri 63105. The meeting will begin at 11:00 a.m., Central Daylight Time.

What am I voting on?

We are aware of two proposals to be voted on by shareholders at the annual meeting:

•	The election of five (5) directors:
Carla Hendra, Ward M. Klein, W. Patrick McGinnis and Diane M. Sullivan, each for a three-year term; and Hal J. Upbin, for a two-year term; and

•	Ratification of Ernst & Young LLP as the Company’s independent registered public accountants.

Why haven’t I received a printed copy of the proxy or Annual Report?

The Securities and Exchange Commission’s (“SEC”) rules allow us to furnish proxy materials to you via the Internet. We believe electronic delivery will expedite the receipt of materials and reduce the environmental impact of our annual meeting by minimizing the printing and mailing of full sets of materials. On April 13, 2010, we commenced mailing to our shareholders a Notice containing instructions on how to access our proxy statement and 2009 Annual Report online. If you hold your shares through a broker or bank, the Notice will be sent to you by your broker or bank. If you receive a Notice by mail, you will not receive a printed copy of the materials unless you specifically request one. The Notice contains instructions on how to receive a paper copy of the materials.

Is the proxy statement available on the Internet?

Yes. You can view both the proxy statement and Annual Report on the Internet by accessing our website at www.brownshoe.com/annualmeeting. Information on our website does not constitute part of the proxy statement.

How can I get paper copies of the proxy materials?

The Notice you received describes how to receive paper copies of the proxy materials.

How can I vote my shares?

Most shareholders have a choice of voting in one of four ways:

•	by Internet,

•	by telephone,

•	by mail, or

•	in person at the meeting.

Please read the instructions on the Notice, proxy card or the information sent by your broker or bank.

Beneficial holders of shares held in broker accounts should be aware of a change in voting rules, effective January 1, 2010, that will affect whether their shares will be voted in the election of directors. Under Rule 452 of the New York Stock Exchange (“NYSE”), which relates to the discretionary voting of proxies by brokers, brokers will no longer be permitted to vote shares with respect to the election of directors without instructions from the beneficial owner. However, brokers will still be able to vote shares held in broker accounts with respect to the approval of the independent registered public accountants, even if they do not receive instructions from the beneficial owner. Therefore, beneficial holders of shares held in broker accounts are advised that if they do not timely provide instructions to their broker, their shares will not be voted in connection with the election of directors.

If I am a registered holder, how do I vote by proxy?

Our telephone and Internet voting procedures are designed to authenticate shareholders by using individual control numbers that can be found on the Notice. Voting by telephone or Internet will help us reduce costs. If you vote promptly, you can save us the expense of a second mailing.

•	Voting your proxy by Internet.

The website for Internet voting is http://www.proxyvote.com. Internet voting is available 24 hours a day, 7 days a week until 11:59 P.M. Eastern Time, on the day before the meeting.

•	Voting your proxy by telephone.

In the U.S. and Canada, you can vote your shares by telephone by calling the toll-free telephone number: 800-690-6903. Telephone voting is available 24 hours a day, 7 days a week until 11:59 P.M. Eastern Time, on the day before the meeting. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

•	Voting your proxy by mail.

If you have requested printed proxy materials and received a proxy card, you can vote by mail. Simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Even if you have a proxy card, you can still vote by Internet or telephone.

If you vote by proxy using any of these three methods, your shares will be voted in the manner you indicate. You may specify whether your shares should be voted for all, some or none of the nominees for director and for or against any other proposals properly brought before the annual meeting. If you vote by telephone or Internet and choose to vote with the recommendation of your board, or if you vote by mail, sign your proxy card, and do not indicate specific choices, your shares will be voted “FOR” the election of all nominees for director and “FOR” the ratification of Ernst & Young LLP as the Company’s independent public accountants. If any other matter is properly brought before the meeting, your proxies will vote in accordance with their best judgment. At the time this proxy statement was filed with the SEC, we knew of no matter that is required to be acted on at the annual meeting other than those discussed in this proxy statement.

If you wish to give a proxy to someone other than the persons named on the enclosed proxy card, you may strike out the names appearing on the card and write in the name of any other person, sign the proxy, and deliver it to the person whose name has been substituted.

What should I do if I hold my shares through a broker or bank?

If your shares are held in “street name” by a broker or bank as your nominee, your nominee will send you separate instructions describing the procedures for voting your shares. You should follow the instructions provided by your nominee.

How many votes do I have?

You have one vote for each share of our stock that you owned at the close of business on March 31, 2010, the record date. These shares include:

•	Shares held directly in your name as the “shareholder of record,” and

•	Shares held for you by your broker or bank.

If you are a shareholder of record, you will receive only one Notice for all the shares you held as of the record date, March 31, 2010, and the name and address section on the Notice will indicate the number of shares you hold. This includes shares in certificate form as well as shares in book-entry form.

What is the difference between holding shares as a “shareholder of record” or “registered holder,” versus being a “beneficial owner”?

If your shares are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are considered the “shareholder of record” or a “registered holder” with respect to those shares. The Notice has been sent to you directly by the Company.

If your shares are held in “street name,” such as through a broker or bank, you are considered the “beneficial owner” of the shares held in street name. As a beneficial owner, you have the right to direct your broker or bank on how to vote your shares by following the instructions provided by your broker or bank.

The Notice concerning our annual meeting and the availability of our proxy statement and 2009 Annual Report have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the shareholder of record.

May I revoke my proxy?

If you give a proxy, you may revoke it in any one of three ways:

•	Submit a valid, later-dated proxy,

•	Notify our Corporate Secretary in writing before the annual meeting that you have revoked your proxy, or

•	Vote in person at the annual meeting.

The method by which you vote will in no way limit your right to vote at the meeting if you decide to attend in person.

How do I vote in person?

If you are a shareholder of record, you may cast your vote in person at the annual meeting. If your shares are held in the name of a broker or bank, you must obtain a proxy, executed in your favor, from the broker or bank, to be able to vote at the meeting.

Is my vote confidential?

Yes. Voting tabulations are confidential, except in extremely limited circumstances. Such limited circumstances include contested solicitation of proxies, when disclosure is required by law, to defend a claim against us or to assert a claim by us, and when a shareholder’s written comments appear on a proxy or other voting material.

What is a “quorum” for the meeting?

In order to have a valid shareholder vote, a quorum must exist at the annual meeting. Under the New York Business Corporation Law and our bylaws, a quorum will exist when shareholders holding a majority of the outstanding shares of our stock are present or represented at the meeting. For these purposes, shares that are present or represented by proxy at the annual meeting will be counted towards a quorum, regardless of whether the holder of the shares or proxy fails to vote on a particular matter or whether a broker with discretionary voting authority fails to exercise such authority with respect to any particular matter.

What vote is required to approve each proposal?

Proposal 1 — Election of Five (5) Directors	The nominees who receive the most votes for the available positions will be elected, with four (4) director positions available for a term expiring in 2013 and one (1) director position available for a term expiring in 2012. If you do not vote for a particular nominee or you indicate “withheld” for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee.

Proposal 2 — Ratification of Ernst & Young LLP as the Company’s Independent Registered Public Accountants	The affirmative vote of a majority of the shares voting either for or against Proxy Proposal 2 is required for the proposed ratification of Ernst & Young LLP as the Company’s independent registered public accountants.

Other Matters	The affirmative vote of a majority of the shares voting either for or against such matters at the annual meeting is required to act on any other matter properly brought before the meeting.

If a broker indicates on its proxy that it does not have authority to vote certain shares held in “street name” on a particular proposal, the shares not voted are referred to as “broker non-votes.” Under the rules of the NYSE, brokers cannot vote for the election of directors or for certain other matters for which they do not have discretionary voting authority. As to these proposals, broker non-votes occur when the “beneficial owner” has not instructed the broker how to vote on these proposals. If you are a beneficial owner, your bank or broker is permitted to vote your shares on the ratification of the appointment of independent registered public accountants, even if you have not provided voting instructions, but cannot vote on the election of directors absent voting instructions.

Shares represented by proxies that are marked vote “withheld” with respect to the election of any person to serve on the board will not be considered in determining whether such a person has received the affirmative vote of a plurality of the shares. Shares represented by proxies that are marked “abstain” with respect to Proposal 2 or any new proposal raised at the meeting, will not be considered in determining whether such proposal has received the affirmative vote of a majority of the shares voted and such proxies will not have the effect of a “no” vote.

What are the costs of soliciting these proxies?

We are paying the cost of preparing, printing, and mailing these proxy materials. We will reimburse banks, brokers, and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions.

Proxies will be solicited by mail and also may be solicited by our executive officers and other employees personally, by telephone or by electronic means, but such persons will not be specifically compensated for such services. It is contemplated that brokers, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons and we will reimburse them for their reasonable expenses incurred. While we do not currently plan to retain a proxy solicitor, we estimate that the fees for such assistance would be approximately $7,500 should we determine that such assistance is needed.

Where can I find the voting results of the meeting?

We intend to announce preliminary voting results at the meeting. We will publish the final results in a Report on Form 8-K, which we will file with the SEC on or before June 3, 2010. You can obtain a copy of the Form 8-K on our website at www.brownshoe.com/secfilings, by calling the SEC at (800) SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at www.sec.gov. Information on our website does not constitute part of this proxy statement.

How can I reduce the number of Notices delivered to my household?

SEC rules allow delivery of a single Notice or a single Annual Report and proxy statement to households at which two or more shareholders reside. Accordingly, shareholders sharing an address who have been previously notified by their broker or its intermediary will receive only one copy of the Notice and other materials, unless the shareholder has provided contrary instructions. Individual proxy cards or voting instruction forms (or electronic voting facilities) will, however, continue to be provided for each shareholder account. This procedure, referred to as “householding,” reduces the volume of duplicate information you receive, as well as our expenses. If your family has multiple accounts, you may have received a householding notification from your broker earlier this year and, consequently, you may receive only one Notice or other materials. If you prefer to receive separate copies of the Notice and other materials, either now or in the future, we will promptly deliver, upon your written or oral request, separate copies, as requested, to any shareholder at your address to which a single copy was delivered. Notice should be given to us by mail at 8300 Maryland Avenue, St. Louis, Missouri 63105, attention: Senior Vice President, General Counsel and Corporate Secretary, or by telephone at (314) 854-4000. If you are currently a shareholder sharing an address with another shareholder and wish to have only one Notice or other shareholder materials delivered to the household in the future, please contact us at the same address or telephone number.

CORPORATE GOVERNANCE

Our Principles and Governance Guidelines

Since 1878, we have been guided by a value system that emphasizes integrity and trust at all levels of our organization. We have longstanding policies and practices to promote the management of our Company with integrity and in our shareholders’ best interests. The board has adopted and adheres to Corporate Governance Guidelines that the board and senior management believe represent sound practices. The Corporate Governance Guidelines are available on our website at www.brownshoe.com/governance. The board periodically reviews these guidelines, New York law (the state in which we are incorporated), the NYSE’s rules and listing standards, the SEC rules and regulations, as well as best practices suggested by recognized governance authorities. The guidelines reflect the board’s policy that all directors are expected to attend the annual meeting. The charters for the board’s Executive, Audit, Compensation and Governance and Nominating Committees are also available on our website at www.brownshoe.com/governance. Information on our website shall not be deemed to constitute part of this proxy statement.

Director Independence

Currently, of the thirteen members of the board, eleven meet the NYSE standards for independence. A director is considered to be an independent director only if the director does not have a material relationship with the Company, as determined by the board. The board has adopted standards for independence to assist it in making this determination. These standards are described in the Company’s Corporate Governance Guidelines. As of the date of this proxy statement, Ronald A. Fromm and Diane M. Sullivan are both directors and executive officers and are not independent directors. The board has determined that each of the other members of the board is independent, including Mr. Baeza, Dr. Bower, Ms. Esrey, Ms. Hendra, Mr. Klein, Mr. Korn, Ms. McGinnis, Mr. McGinnis, Mr. Neidorff, Mr. Upbin and Mr. Wright. With our board comprised of eleven independent directors out of thirteen, we are in compliance with our goal, as set forth in the Corporate Governance Guidelines, that two-thirds of the directors will be independent under the NYSE standards.

The independent (non-management) members of the board meet regularly without any members of management present. Dr. Bower, as lead director and chair of the Executive Committee, presides at such executive sessions (and if he is absent, then another director who is a member of the Executive Committee presides in his place). Only independent directors serve on our Audit, Compensation, and Governance and Nominating Committees.

Code of Ethics

We have a Code of Business Conduct that is applicable to all directors, officers and employees of the Company. We have an additional Code of Ethics that is applicable to the principal executive officer, principal financial officer and principal accounting officer. Both the Code of Business Conduct and the Code of Ethics are available on the Company’s website at www.brownshoe.com/governance. We intend to post amendments to or waivers from (to the extent applicable to an executive officer of the Company) either code on our website.

Communicating With the Board

Shareholders and other parties interested in communicating directly with an individual director, with the non-management directors as a group, or with all directors may write to the individual director or group, c/o Office of the Corporate Secretary, Brown Shoe Company, Inc., 8300 Maryland Avenue, St. Louis, Missouri 63105 or by sending an e-mail to directors@brownshoe.com. This method of communicating with non-management directors is also posted on the Company’s website. The board approved a process for handling communications received by the Company and addressed to non-management members of the board. Under that process, a staff member assisting the Company’s Corporate Secretary reviews all such correspondence and regularly forwards to the board a summary of all such correspondence and copies of all correspondence that, in the opinion of the staff member, deals with the functions of the board or its committees or that the staff member otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company and which is addressed to members of the board, and may request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Board Leadership Structure

We have been operating for over 25 years using the traditional U.S. board leadership structure, under which our Chief Executive Officer also serves as Chairman of the Board. Over this period, we have had two individuals serve as Chief Executive Officer and Chairman of the Board. Our current Chief Executive Officer, Mr. Fromm, has served as both our Chairman of the Board and Chief Executive Officer since 1999. As a result, Mr. Fromm has a unique depth of knowledge about us and the opportunities and challenges we face.

We believe that our Company, like many U.S. companies, has been well-served by this structure. We believe that our current Board leadership structure is appropriate because it provides for more effective leadership and recognizes that in many cases one person should speak for and lead both the Company and the Board. We feel that this structure demonstrates for our employees, customers and other business partners that we are under strong leadership. It also eliminates the potential for confusion or duplication of efforts.

In March 2010, upon the recommendation of the Governance and Nominating Committee, the board adopted a charter for a lead director and appointed Joseph L. Bower to fulfill that role. The charter provides that the lead director shall: preside at executive sessions of the board and at other board meetings when the Chairman is not present, be authorized to call meetings of the independent directors, serve as liaison on board-wide issues between the independent directors and the Chairman, and be authorized to retain advisors and counsel to report to the board. By having a lead independent director, coupled with other oversight functions delegated to various board committees comprised of independent directors, our governance structure provides ample opportunity for effective oversight.

Board’s Role in Risk Oversight

The board has general oversight responsibility for our affairs, including risk management, pursuant to the New York Business Corporation Law, our Restated Certificate of Incorporation and our Bylaws, while management is responsible for our day-to-day operations. We believe this division of responsibilities is the most effective approach for addressing the risks facing the Company. In order to assist the board in overseeing our risk management, executive management reviews with the board our approach to risk management and involves the board, managers and other personnel in an effort to identify, assess and manage risks that may affect our ability to execute on our corporate strategy and fulfill our business objectives. These activities entail the identification, prioritization and assessment of a broad range of risks (e.g., financial, operational, business, reputational, governance and managerial), and the formulation of plans to manage these risks or mitigate their effects. The board also manages risk through the oversight responsibilities of its committees. The Compensation Committee reviews executive compensation programs, which tend to be more likely than broad-based programs to pose a higher risk level; and in March 2010, management presented to the Compensation Committee its analysis of risk related to pay and other compensation as to all employees and its determination that the risks arising from the Company’s compensation practices and policies are not reasonably likely to have a material adverse effect on the Company. The Audit Committee regularly reviews risks related to our consolidated financial statements and internal controls; and the Company’s Director of Internal Audit reports directly to the Audit Committee. Additionally, in accordance with NYSE requirements that our Audit Committee discuss policies regarding risk assessment and management’s actions to monitor and control risk, our General Counsel and Chief Financial Officer update our Audit Committee quarterly with respect to the Company’s major financial risk exposures and discuss the steps taken to monitor and control such exposures.

On a regular basis, the board discusses with management the appropriate level of risk that we are willing to accept in pursuit of our corporate strategy and business objectives and reviews with management our existing risk management processes and their effectiveness.

Selection of Directors

For membership on our board, a candidate must possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of shareholders. Each board member is expected to provide necessary stewardship over business strategies and programs adopted to ensure the coordination of interests among employees, management and shareholders; be able to balance short-term goals and long-term goals of the Company and its shareholders; and at all times respect and maintain adherence to the Code of Business Conduct.

In evaluating the composition of the board and anticipated vacancies, the Governance and Nominating Committee seeks and considers candidates that will serve the Board’s long-term needs, with the intent that the board, at any time, be comprised of a group of individuals who bring a complement of skills, values and expertise that will benefit the Company and its shareholders. The committee believes that all directors must possess a considerable amount of business management or leadership experience and will take into account, among other things, the nominee’s personal attributes, education, professional experience, conflicts of interest, knowledge of the Company’s business, accomplishments, commitment to active participation on the board, and reputation. In this effort, the committee seeks diversity of background, culture, experience and talent among its members, although the board does not have a written policy that requires such diversity.

With respect to nomination of continuing directors, the Governance and Nominating Committee also considers an individual’s contribution to the board. If the committee believes that qualified members from the existing board membership are suitable candidates for re-election, it will not seek outside candidates unless a larger board size is deemed advisable. In proposing membership on board committees, the committee ensures that each committee of the board includes members with appropriate skills and knowledge, and also will consider a director’s interest in serving on a particular committee and providing directors with opportunities to become more knowledgeable about different aspects of the Company’s business.

The process followed by the Governance and Nominating Committee to identify and evaluate candidates includes requesting recommendations from board members and others, meetings to evaluate information about potential candidates, and interviewing selected potential candidates by members of the committee and the board. Assuming that appropriate biographical and background material is provided for candidates recommended by shareholders on a timely basis, the committee will evaluate potential candidates recommended by shareholders by following substantially the same process and applying substantially the same criteria as it follows for potential candidates submitted by board members or others. From among a group of potential candidates who are qualified for a board position and meet the independence standards required by our corporate governance guidelines, the committee will select the candidate believed to best satisfy the board’s needs and will vote to recommend nomination of such candidate to the board.

The biographies of each of the nominees and continuing directors in the section “Proposal 1 - Election of Directors” contains information regarding each individual’s experience and qualifications considered by the Governance and Nominating Committee and the board when director nominations have been made.

A shareholder seeking to propose a director candidate for the committee’s consideration should forward the candidate’s name and information about the candidate’s qualifications to our Corporate Secretary, as discussed in more detail in the section “Shareholder Proposals for the 2011 Annual Meeting.”

Board Meetings and Committees

Meetings

The board has the following four committees: Audit, Compensation, Executive, and Governance and Nominating. The table below indicates the current membership of each committee and how many times the board and each committee met in fiscal 2009 (“2009”). Each director is expected to attend the annual meeting and all of our directors attended at least 75% of the total number of meetings of the board and of the committees on which he or she serves. All of our directors attended the 2009 annual meeting except one individual who was called away for a pressing matter.

Governance and
Name	Board	Audit	Compensation	Executive	Nominating

Mario L. Baeza(1)	Member	Member
Joseph L. Bower(2)	Member			Chair	Chair
Julie C. Esrey	Member		Member		Member
Ronald A. Fromm	Chair			Member
Carla Hendra	Member				Member
Ward M. Klein	Member	Member
Steven W. Korn	Member	Member			Member
Patricia G. McGinnis	Member		Member		Member
W. Patrick McGinnis	Member	Member	Chair
Michael F. Neidorff	Member		Member
Diane M. Sullivan	Member
Hal J. Upbin	Member	Chair		Member
Harold B. Wright(2)	Member		Member
Number of 2009 Meetings	8	7	5	—	2

(1)	Mr. Baeza joined the Audit Committee effective May 28, 2009.

(2)	Dr. Bower served on the Compensation Committee through May 28, 2009, until Mr. Wright replaced him on that committee.

Audit Committee

The Audit Committee’s primary responsibilities are to monitor (a) the integrity of the Company’s consolidated financial statements; (b) the financial reporting process and system of internal accounting and financial controls; (c) compliance with ethics policies, legal and regulatory requirements, and the Company’s independent registered public accountants’ qualifications and independence; and (d) the performance of the Company’s internal audit function and independent registered public accountants. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of the independent registered public accountants. The board has determined, in its judgment, that the Audit Committee is comprised solely of independent directors as defined in the NYSE listing standards and Rule 10A-3 of the Securities Exchange Act of 1934. The Audit Committee operates under a written charter adopted by the entire board. The board has determined, in its judgment, that Mr. Upbin qualifies as an “audit committee financial expert” and is independent within the meanings of the rules of the SEC and NYSE. The board, through the Corporate Governance Guidelines, has established the policy that no member of the Audit Committee may serve on the audit committees of more than three public companies (including our Audit Committee). Also see “Audit Committee Report.”

Compensation Committee

The Compensation Committee (the “Committee”) has primary responsibility for establishing the executive officers’ compensation, including the compensation for each of the executive officers named in the Summary Compensation Table herein (“NEOs”). The Committee also reviews changes in the compensation of other key management employees; reviews and approves or makes recommendations to the board concerning incentive compensation plans, equity-based plans and other executive benefit plans; approves the participation of executives and other key management employees in the various compensation plans and makes awards to participants; reviews our compensation programs; monitors our promotion and management development practices; and approves the inclusion of the Compensation Discussion and Analysis (“CD&A”) in this proxy statement. The Committee meets several times each year, and Committee agendas are established in consultation between the Committee chair and management. In setting annual compensation, the Committee receives from our Chief Executive Officer the performance assessment, internal ranking and compensation recommendation for each of the other NEOs, along with percentage variance to the median peer group data for the principal compensation elements. The Committee meets in executive session when discussing compensation for the Chief Executive Officer. The role of the Company’s compensation consultant and management are also discussed in the CD&A.

Prior to 2010, the Committee had not retained an independent consultant, although it periodically consulted with Hewitt, the Company’s compensation consultant. For 2010, the Committee decided to retain Meridian Partners LLC (“Meridian”) as its compensation consultant for executive compensation so that it will be able to benefit from Meridian’s independent advice. Meridian is expected to assist the Committee in the compensation review and decision-making process and the review of plans and programs for executives. Also, Meridian will be able to advise the Committee on market trends, provide comparative market data and, if requested, provide compensation recommendations. Meridian was formed in early 2010 following a decision by Hewitt Associates LLC (“Hewitt”) to spin-off its executive compensation consulting division. As a result, the individual consultant who previously represented Hewitt and provided consulting services to the Company and to the Committee in 2009, will continue as the principal advisor for the Committee in 2010 as a representative of Meridian. Hewitt also may continue to provide services to management.

During 2009, the Company, through its Total Rewards department, retained Hewitt for executive compensation advice. Hewitt provided these services upon request from our Vice President — Total Rewards, primarily for matters related to the Committee’s activities. Hewitt also was used to calculate certain tax-related data included in the 2009 proxy statement. The Company also retains Towers Watson (formerly known as “Towers Perrin”) for pension-related computation and consulting services, which includes both the broad-based pension plan and the Supplemental Executive Retirement Plan (SERP) (available to a limited group of executives).

The board has determined, in its judgment, that the Compensation Committee is comprised solely of independent directors as defined in the NYSE listing standards. The Compensation Committee operates under a written charter adopted by the entire board.

Executive Committee

The Executive Committee may exercise all of the powers and duties of the board in the direction of the management of our business and affairs during the intervals between board meetings that may lawfully be delegated to it by the board. However, certain categories of matters have been expressly reserved for consideration by the full board. The Executive Committee operates under a written charter adopted by the entire board. The Executive Committee did not meet during 2009.

Governance and Nominating Committee

The Governance and Nominating Committee develops criteria for membership on the board, recommends candidates for membership on the board and its committees, evaluates the structure and composition of the board, reviews and recommends compensation of non-employee directors, oversees the evaluation of executive management, and reviews the effectiveness of board governance. In making its recommendation for compensation of non-employee directors for 2009, the Governance and Nominating Committee was provided with comparative peer group data in February 2009 by Hewitt (discussed in the section entitled “Compensation of Non-Employee Directors — Fiscal

2009 Director Compensation”), but a representative of Hewitt did not discuss the data with the committee or participate in the fee-setting process.

The Governance and Nominating Committee utilizes a process for selecting directors and nominees, which is described in detail in the section entitled “Corporate Governance — Selection of Directors.” The board has determined, in its judgment, that the Governance and Nominating Committee is comprised solely of independent directors as defined in the NYSE listing standards. The Governance and Nominating Committee operates under a written charter adopted by the entire board.

Related Party Transactions

In accordance with our written related party transaction policy, the board reviews all transactions expected to exceed $120,000 in which a related party has a material interest. For purposes of this policy, related parties include the Company’s executive officers, directors or nominees, or 5% beneficial owners of the Company’s stock, as well as any immediate family member of any of the foregoing, or entity controlled by them or in which they have a 10% or greater beneficial interest. In making its determination whether to approve a related party transaction, the board considers such factors as the extent of the person’s interest in the transaction, the aggregate value, the availability of other sources of comparable products or services, whether the terms of the transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances, and the benefit to the Company.

In 2009, there were no material transactions between the Company and its executive officers and directors, nominees or principal shareholders, or their immediate family members or entities controlled by them.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and any persons beneficially owning more than 10% of our stock to report their ownership of stock and any changes in ownership to the SEC, NYSE and Chicago Stock Exchange. The SEC has established specific due dates for these reports, and we are required to report in this proxy statement any failure to file by these dates. We file Section 16(a) reports on behalf of our directors and executive officers to report their initial and subsequent changes in beneficial ownership of our stock. To our knowledge, based solely on a review of the reports we filed on behalf of our directors and executive officers and written representations from these persons that no other reports were required, we believe that all such reports of our executive officers and directors were filed on a timely basis in 2009.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee for 2009 were those indicated in the table under the heading “Board Meetings and Committees.” None of the members of the Compensation Committee has been an officer or employee of ours or has had any relationship with the Company required to be disclosed under Item 404(a) of SEC Regulation S-K. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Company’s board.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Fiscal 2009 Director Compensation

Non-employee directors’ compensation is established by the board upon the recommendation of the Governance and Nominating Committee. For 2009, commencing with the 2009 annual meeting on May 28, 2009, the following compensation guidelines were in effect for non-employee directors, with cash retainers payable quarterly in arrears:

•	$30,000 as an annual retainer,

•	Chairs of the Compensation, Executive and Governance and Nominating Committees each received an additional $7,500 annual retainer,

•	Chair of the Audit Committee received an additional $12,500 annual retainer,

•	An award of 4,000 shares of restricted stock or 4,000 restricted stock units (“RSUs”), at the director’s option, granted on May 28, 2009 and subject to a one-year vesting requirement,

•	$1,500 fee for each board meeting attended, and for certain meetings, for each day of such meeting if such meeting was over multiple days; and $1,000 for each committee meeting attended, regardless of whether serving as a member of the committee,

•	Reimbursement of customary expenses (such as travel expenses, meals and lodging) for attending board, committee and shareholder meetings,

•	Opportunity to participate in our deferred compensation plan for non-employee directors, with deferred cash meeting fees and retainer to be invested in phantom stock units (“PSUs”) that mirror our stock and are ultimately paid in cash based on the fair market value of the Company’s stock at time of payment, and

•	Opportunity to participate in our Non-Employee Director Share Plan (“Director Share Plan”) and receive shares of Company stock in lieu of cash meeting fees and retainer.

The grant of either restricted stock or RSUs to directors as part of their annual compensation is intended to align directors’ interests with those of shareholders. During the portion of 2009 prior to last year’s annual meeting, the director compensation approved in May 2008 was in effect, and provided for the same schedule of cash meeting fees and retainer payments to non-employee directors as was approved by the board in May 2009. In setting compensation levels for non-employee directors elected in 2009, the Governance and Nominating Committee was provided with median level data for a peer group of 18 companies (most of which were also used for executive compensation peer data). As compared to the peer median in this study, our non-employee director compensation levels were 5% below peer median for the aggregate annual board retainer and meeting fees and 39% below peer median for equity granted, resulting in total annual director compensation that was 19% below peer median. Notwithstanding these peer comparisons, the board determined that no increase should be made as to the amount of compensation for 2009-2010 board service.

As part of the board’s commitment to increasing shareholder value, the board, in 2009, determined it prudent to further invest in leadership development and future succession planning. Given Dr. Bower’s recognized expertise in succession planning, the board asked him to take the lead on these matters. The board decided to pay Dr. Bower an additional retainer with a value of $25,000 for each of 2009 and 2010 to recognize his additional services to the board and management in connection with such matters. This additional retainer for 2009 was paid in the form of 2,600 shares of restricted stock issued in October 2009. It is expected that Dr. Bower will receive an additional restricted stock grant in May 2010.

We carry liability insurance and travel accident insurance that covers our directors. We do not maintain a directors’ retirement plan or a directors’ legacy or charitable giving plan. Although non-employee directors are permitted to participate in our matching gift program on the same terms offered to employees (match for charitable giving to institutions of higher education and arts and cultural organizations aggregating up to $5,000 per year per individual), SEC rules require that the Company match amount for directors be disclosed as compensation. Non-employee directors do not participate in the retirement plans available to employees, nor do they participate in the annual or long-term equity incentive programs that have been developed for employees. A director who is an employee does not receive payment for service as a director.

Non-Employee Director Compensation Table

The following table provides information on all cash, equity-based, and other compensation granted to non-employee directors during 2009. During 2009, no directors deferred fees through the non-employee directors deferred compensation plan.

Non-Employee Director Compensation Table

	Fees Earned or Paid in Cash(1)
		Payment in
		Shares of
		Company	Stock	All Other
Name	Cash Payment	Stock(2)	Awards(3)	Compensation(4)	Total

Mario L. Baeza	$56,500	$—	$31,000	$—	$87,500

Joseph L. Bower	72,500	25,000	31,000	5,000	133,500

Julie C. Esrey	57,500	—	31,000	5,000	93,500

Carla Hendra	56,500	—	31,000	—	87,500

Ward M. Klein	7,545	49,955	31,000	—	88,500

Steven W. Korn	57,500	—	31,000	—	88,500

Patricia G. McGinnis	57,500	—	31,000	—	88,500

W. Patrick McGinnis	60,500	—	31,000	—	91,500

Michael F. Neidorff	38	53,959	31,000	—	84,997

Hal J. Upbin	70,000	—	31,000	—	101,000

Harold B. Wright	57,500	—	31,000	—	88,500

(1)	This column includes fees earned for attending board and committee meetings in 2009 as well as the annual retainer for serving on the board and, as applicable, as the chair of a committee during 2009. We pay the retainers at the end of each quarter, which results in three payments being made during the year following the director’s election and the remaining payment being made in the next year. If the director receives such payments in cash, those amounts are in the sub-column for “Cash Payment,” and if the director participated in the Director Share Plan, those fees are shown in the sub-column “Payment in Shares of Company Stock.”

(2)	Payment in Shares of Company Stock reflects the grant date fair value of directors’ fees and retainer earned that were issued as Company stock in lieu of cash. The number of shares issued has been determined by dividing the amount of the fees and retainer earned by the market value (average of the high and low price) of the Company’s stock on the date the payment was credited to the director. For services rendered during 2009, Company shares issued under the Director Share Plan were as follows: Mr. Klein — 7,793 and Mr. Neidorff — 7,761. During 2009, the board approved a special retainer of 2,600 shares of restricted stock for Dr. Bower due to his efforts on behalf of the board with respect to leadership development and succession planning.

(3)	The amounts in the Stock Awards column reflect the grant date fair value of the annual equity award made to non-employee directors. At the director’s election, an annual equity award is made in the form of RSUs that mirror the value of our stock, vest after one year and are payable in cash on termination, or shares of our stock that are subject to a one year restriction based on service (restricted stock). Each of the non-employee director awards was for 4,000 RSUs or shares of restricted stock, and these awards were approved by the board on May 28, 2009, when the fair value (average of high and low prices of the Company’s stock) was $7.75. At January 30, 2010, our 2009 fiscal year-end, each of the following directors held 4,000 RSUs that were unvested: Mr. Baeza, Dr. Bower, Ms. Esrey, Ms. Hendra, Mr. Klein, Mr. Korn, Ms. McGinnis, Mr. McGinnis, Mr. Upbin and Mr. Wright; and Mr. Neidorff had 4,000 shares of restricted stock that were unvested.

(4)	All Other Compensation to directors includes the Company’s match of charitable contributions up to $5,000 for Dr. Bower and Ms. Esrey. This column does not include Company expenses related to board service, including reimbursement of expenses, costs incurred for a spouse to accompany a director to a board or industry function, and occasional use of corporate aircraft for a director to attend a meeting of the board or committee or for Company related business; and/or the director and spouse to attend an industry event. This column also does not reflect items provided to directors for which the Company does not incur incremental cost (such as event tickets) or for which the actual cost was minimal (such as samples of our branded footwear). The Company also provides directors’ and officers’ liability insurance, which the Company considers a business expense and not compensation to directors.

Restricted Stock Units and Restricted Stock

The board makes an annual equity-based grant to non-employee directors in the form of either restricted stock or cash-equivalent RSUs, based on a target aggregate cash value for the grant, divided by the per share value of the Company’s common stock at the time of grant. While our historical practice has been to determine the number of restricted shares or RSUs by using current fair market value (average of high and low prices), in May 2009 the board used a per share value of $10.07, which represented the six-month average stock price used in March 2009 by the Compensation Committee in connection with the grant of employee equity awards. This approach is discussed in more detail in the CD&A under the heading “Long-Term Compensation — Change in Market Valuation Methodology for Share Awards.” The restricted stock awards vest after one year and, commencing with the grant date, earn cash dividends. The RSUs are subject to a one-year vesting requirement, earn dividend equivalent units, and are payable in cash on the date the director terminates service or such earlier date as a director may elect (provided that the selected payout date is at least two years after the grant date for the award), based on the Company’s stock’s then-current market value. Dividend equivalents are paid on RSUs at the same rate as dividends on the Company’s common stock, and are automatically re-invested in additional RSUs as of the payment date for the dividend.

Deferred Compensation Plan for Non-Employee Directors

Non-employee directors are eligible to participate in a deferred compensation plan, with deferred amounts valued as if invested in our common stock through the use of PSUs. Under the plan, we credit each participating director’s account with the number of “phantom units” that is equal to the number of shares of our stock which the participant could purchase or receive with the amount of the deferred compensation, based upon the fair market value (average of the high and low prices) of our stock on the last trading day of the fiscal quarter when the cash compensation was earned. Dividend equivalents are paid on PSUs at the same rate as dividends on the Company’s common stock, and are re-invested in additional PSUs at the next fiscal quarter-end. When the participating director terminates his or her service as a director, we will pay the cash value of the deferred compensation to the director (or to the designated beneficiary in the event of death) in annual installments over a five-year or ten-year period, or in a lump sum, at the director’s election. The cash amount payable will be based on the number of PSUs credited to the participating director’s account, valued on the basis of the fair market value at fiscal quarter-end on or following termination of the director’s service, and calculated based on the mean of the high and low price of an equivalent number of shares of our stock on the last trading day of the fiscal quarter. The plan also provides for earlier payment of a participating director’s account if the board determines that the participant has a demonstrated financial hardship. The accounts of prior participants continue to earn dividend equivalents on the account balance.

Non-Employee Director Share Plan

Commencing in January 2009, our non-employee directors were eligible to participate in the Director Share Plan, which allows the participating director to receive retainer and meeting fees in shares of the Company’s stock in lieu of cash, with the number of shares issuable determined based on the average of the high and low price of our stock, determined as of the first business day following the meeting or following the payment date for a retainer.

Non-Employee Director Stock Ownership

In March 2008, the board adopted stock ownership guidelines for non-employee directors. The purpose of these guidelines is to encourage long-term share ownership by our directors and better align the interests of non-employee directors with shareholders. The guidelines provide that all non-employee directors will hold shares of our stock or stock equivalents with a value at least equal to five times the annual cash retainer paid to them. For purposes of these guidelines, the following stock interests qualify under the guidelines: stock beneficially owned outside of Company-sponsored plans, stock held in any Company-sponsored stock-based plan, Company stock units held in any Company-sponsored non-qualified deferred compensation plan and RSUs. Non-employee directors are expected to achieve the required holdings by the fifth anniversary of the adoption of the guidelines or upon commencement of board service, whichever is later. All of the directors met the guidelines as of the end of 2009.

STOCK OWNERSHIP BY DIRECTORS, EXECUTIVE OFFICERS AND 5% SHAREHOLDERS

The following table shows the amount of our common stock beneficially owned as of March 31, 2010, by each director and nominee, each of the named executive officers listed in the Summary Compensation Table (NEOs), all current directors and executive officers as a group, and all persons or entities that we know to beneficially own more than 5% of our stock on March 31, 2010 (based on filings made with the SEC). In general, “beneficial ownership” includes those shares for which a person has or shares the power to vote or the power to dispose, and takes into account shares that may be acquired within 60 days (such as by exercising vested stock options). Thus, the table shows the number of employee and director stock options to purchase shares of our stock that are exercisable, either immediately or by May 30, 2010 (60 days after March 31, 2010). For our non-employee directors, the table shows the total number of share units held, as these units have an investment value that mirrors the value of our stock.

	Amount of Common Stock
	Beneficially Owned				Director
	Number of	Exercisable		% of Shares	Share
Name	Shares(1)	Options	Total	Outstanding	Units(2)

Non-Employee Directors
Mario L. Baeza	—	—	—	*	6,752

Joseph L. Bower	22,537	19,125	41,662	*	17,215

Julie C. Esrey	8,936	19,125	28,061	*	17,215

Carla Hendra	3,500	—	3,500	*	10,452

Ward M. Klein	21,345	—	21,345	*	17,131

Steven W. Korn	5,618	—	5,618	*	15,858

Patricia G. McGinnis	2,847	17,775	20,622	*	61,738

W. Patrick McGinnis	1,234	18,900	20,134	*	19,863

Michael F. Neidorff	24,111	—	24,111	*	13,767

Hal J. Upbin	4,700	—	4,700	*	15,865

Harold B. Wright	—	—	—	*	6,752

Named Executive Officers (NEOs)
Richard M. Ausick	127,679	57,499	185,178	*	—

Ronald A. Fromm	659,516	56,251	715,767	1.6%	—

Mark E. Hood	102,542	11,249	113,791	*	—

Mark D. Lardie	70,974	20,375	91,349	*	—

Diane M. Sullivan	234,238	180,000	414,238	*	—

Joseph W. Wood	141,524	69,071	210,595	*	—

Current Directors and Executive Officers as a group (20 persons, including five officers named above)	1,576,876	496,797	2,073,673	4.7%	202,608

5% Shareholders
BlackRock, Inc. and related persons(3)	3,171,599	—	3,171,599	7.4%	—

Dimensional Fund Advisors LP(4)	2,648,798	—	2,648,798	6.2%	—

FMR, LLC(5)	2,202,894	—	2,202,894	5.1%	—

Franklin Resources, Inc. and related persons(6)	2,978,274	—	2,978,274	6.9%	—

Security Investors, LLC(7)	2,206,123	—	2,206,123	5.2%	—

*	Represents less than 1% of the outstanding shares of stock.

(1)	For Mr. Neidorff, this amount includes 4,000 shares of restricted stock granted as the annual equity grant to non-employee directors for the year following the 2009 annual meeting; these shares vest in full in May 2010, and a director has voting rights and the right to receive dividends with respect to these shares during the period of restriction. For our NEOs, these amounts include restricted stock as to which the holder has voting rights and a right to receive dividends, but no investment power, and which are subject to forfeiture based on service, as follows: Mr. Ausick — 71,031 shares, Mr. Fromm — 230,488 shares, Mr. Hood — 68,750 shares, Mr. Lardie — 55,250 shares, Ms. Sullivan — 148,563 shares, and Mr. Wood — 39,406 shares; and Current Directors and Executive Officers as a group — 766,864 shares. These amounts also include shares held by the trustee of the Company’s 401(k) plan for the accounts of individuals, but as to which the employee does not have the right to vote, as follows: Mr. Ausick — 4,919 shares, Mr. Fromm — 17,207 shares, Mr. Hood — 2,542 shares, Mr. Lardie — 2,684, Ms. Sullivan — 4,931 shares, and Mr. Wood — 4,841 shares, and Current Directors and Executive Officers as a group — 46,325 shares. The Company is not aware that any of the shares held by individuals have been pledged; however, these shares may be held in margin or other broker accounts that provide that the shares may become subject to a pledge.

(2)	Director Share Units, all of which are denominated to be comparable to, and derive their value from, shares of Company stock, include PSUs issued under our deferred compensation plan for non-employee directors and RSUs issued to our non-employee directors as of March 31, 2010, and are vested or will be vested by May 30, 2010. The share units are ultimately paid in cash and have no voting rights.

(3)	Based on its Schedule 13G amendment filing with the SEC on January 29, 2010, BlackRock, Inc. is a holding company that beneficially owns shares held by the seven subsidiaries identified therein. BlackRock, Inc.’s business address is 40 East 52nd Street, New York, New York 10022.

(4)	Based on its Schedule 13G amendment filing with the SEC on February 9, 2010, Dimensional Fund Advisors LP (“Dimensional”) possessed sole power to vote 2,583,846 shares and sole power to dispose of 2,648,798 shares. Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and furnished investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other comingled group trusts and separate accounts, with all of the reported shares being owned by these companies and accounts. Due to its role as investment advisor or manager, Dimensional disclaims beneficial ownership of such shares. Dimensional’s business address is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(5)	Based on its Schedule 13G amendment filing with the SEC on February 16, 2010, the group including FMR, LLC, a parent holding company for Fidelity Management & Research Company, Pyramis Global Advisors, LLC and Pyramis Global Advisors Trust Company, and the predominant beneficial owner, Edward C. Johnson 3d, have sole power to vote 604,032 shares and sole power to invest 2,202,894 shares, which may include shares owned by institutional client or accounts managed by the investment advisors included in the filing. The address for this group is: 82 Devonshire Street, Boston, Massachusetts 02109.

(6)	Based on its Schedule 13G amendment filing with the SEC on January 27, 2010, the group including Franklin Resources, Inc. and Franklin Advisory Services, LLC (collectively “Franklin”) possessed sole power to vote 2,874,074 shares and sole power to dispose of 2,978,274 shares. The securities reported are beneficially owned by one or more open-end or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct or indirect subsidiaries of Franklin Resources, Inc. Investment management contracts grant to such subsidiaries, including Franklin Advisory Services, LLC, all investment and/or voting power over the securities owned by such investment management clients, unless otherwise noted. Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock of Franklin Resources, Inc. and are the principal shareholders of Franklin Resources, Inc. Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr. and each of the investment management subsidiaries disclaim any beneficial interest in any of the shares. Franklin’s business address is One Franklin Parkway, San Mateo, CA 94403.

(7)	Based on its Schedule 13G filing with the SEC on February 12, 2010, Security Investors, LLC possessed sole voting and investment power over the shares indicated. Security Investors is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and the shares reported may be held by investment advisory clients. Security Investors, LLC’s business address is One Security Benefit Place, Topeka, Kansas 66636-0001

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1 — Election of Directors

Structure of the Board

Our certificate of incorporation and bylaws provide for a board of directors that is divided into three classes as equal in size as possible. This classified board structure was adopted on November 2, 1954. Each of the classes has a three-year term, and the term of one class expires each year in rotation at that year’s annual meeting. We may change the size of the board by amending our bylaws. Persons elected by a majority of the remaining directors may fill vacancies on the board. A director elected by the board to fill a vacancy, or a new directorship created by an increase in the size of the board, serves until the next annual meeting of shareholders. Although there is no mandatory retirement policy for directors, our Corporate Governance Guidelines limit the board from filling a vacancy with an individual over 72 years of age and precludes recommending an individual for election as a director for a term extending beyond the annual shareholders’ meeting following the end of the calendar year during which the individual turns 72.

Based on the age limit for nominees specified in our Corporate Governance Guidelines, the board may nominate Hal J. Upbin, whose current term expires at the 2010 annual meeting, only for a two-year term. In order to accommodate Mr. Upbin in the class of directors whose terms expire at the 2012 annual meeting, one member of that class must move to another in order for our director classes to be as equal as possible. Therefore, the board has nominated Carla Hendra, who was elected by shareholders at the 2009 annual meeting for a three-year term ending in 2012, to a new three-year term expiring in 2013. Assuming the election of the proposed nominees for the terms proposed, the class of directors whose term will expire in 2013 will have four members; the class whose term will expire in 2012 will have four members, including the one nominee (Mr. Upbin) who will be in that class; and the class whose term will expire in 2011 will have five members. Your board has nominated for election as directors at the 2010 Annual Meeting five individuals, Carla Hendra, Ward M. Klein, W. Patrick McGinnis and Diane M. Sullivan, each for a three-year term; and one individual, Hal J. Upbin, for a two-year term.

There are no family relationships between any of our directors, nominees, and executive officers.

Your board is not aware that any nominee named in this proxy statement is unwilling or unable to serve as a director. If, however, a nominee is unavailable for election, your proxy authorizes the proxies to vote for a replacement nominee if the board names one. As an alternative, the board may reduce the number of directors to be elected at the meeting. Proxies may not be voted for a greater number of persons than the nominees identified below.

NOMINEES FOR A THREE-YEAR TERM THAT WILL EXPIRE IN 2013

CARLA HENDRA, 53, has been a director since November 2005. Since January 2010, she has been serving as the Chairman, Global Strategy & Innovation Practice of Ogilvy & Mather Worldwide (“Ogilvy”), and was elected to its Executive Committee in the same month. Ogilvy is an integrated advertising and marketing services network. Ms. Hendra previously served as Chairman of Ogilvy New York from 2007 to 2009, and Co-Chief Executive Officer of Ogilvy North America from 2005 to 2009. Ms. Hendra joined Ogilvy in 1996, and her other positions since that time have included serving as President of Ogilvy One N.A., a one-to-one marketing agency, from 1998 to 2005. Prior to joining Ogilvy in 1996, Ms. Hendra served as Executive Vice President, Grey Direct, a division of Grey Advertising, from 1992 to 1996. She serves as a director of Ogilvy and of Unica Corporation, a publicly held company engaged in the enterprise marketing management software business. Ms. Hendra has over 30 years of business experience spanning the fashion, advertising and marketing industries; and during her 15 year tenure with the Ogilvy & Mather companies, her increasing responsibilities have included leadership and senior management experience in domestic and international business. Ms. Hendra brings to the board specialized experience in creative management, strategic consulting for marketing and branding, digital innovation, and both targeted and integrated marketing.

WARD M. KLEIN, 54, has been a director since March 2007. He is a member of the Board of Directors of Energizer Holdings, Inc., a manufacturer of household and personal care products, and also serves as Chief Executive Officer of Energizer Holdings, Inc., a position he has held since January 2005. Prior to that time, he served as President and Chief Operating Officer from 2004 to 2005, and as President, International from 2002 to 2004, having first joined Energizer in 1986. Mr. Klein also served as Deputy Chairman of the Federal Reserve Bank of St. Louis of the Eighth District Federal Reserve Bank, St. Louis. From 2004 to 2006, Mr. Klein served as a director of Amerus Insurance Company. Mr. Klein has more than 30 years of service in various leadership roles with an international publicly-held consumer products company, with extensive experience in management, marketing, corporate finance, business strategy and international business. He has a Masters degree in management, with concentrations in marketing, finance and accounting. Additionally, his service as Deputy Chair of the Federal Reserve Bank of St. Louis and as a board member for an insurance company provide experience in the oversight role for the board and the Audit Committee.

W. PATRICK McGINNIS, 62, has been a director since 1999. He is a member of the Board of Directors and Chief Executive Officer and President of Nestlé Purina PetCare Company, a manufacturer of pet products. From 1997 until 2001, he was a member of the Board of Directors and Chief Executive Officer and President of Ralston Purina Company. He served as President and Chief Executive Officer of the Pet Products Group of Ralston Purina Company from 1992 to 1997, when he was elected to the Board of Directors and to the additional office of Co-Chief Executive Officer of Ralston Purina Company. Mr. McGinnis serves on the Board of Directors of Energizer Holdings, Inc. Mr. McGinnis brings substantial leadership and management experience as the president and chief executive of a major international consumer products company. In this capacity, he has many years of experience in mergers and acquisitions, corporate finance, corporate strategy, marketing and corporate governance.

DIANE M. SULLIVAN, 54, is our President and Chief Operating Officer, having joined the Company in 2004 as President and in March 2006 received the additional title of Chief Operating Officer. Prior to joining the Company, Ms. Sullivan served as Vice Chairman of the Footwear Group of Phillips-Van Heusen from September 2001 to December 2003. Prior to joining Phillips-Van Heusen in 2001, Ms. Sullivan was President and Chief Operating Officer for Stride Rite Corporation, where she worked from 1995 until 2001 and also held the position of Group President: Tommy Hilfiger, Stride Rite Children’s and Sperry. Ms. Sullivan serves on the Board of Directors for Barnes Jewish Hospital in St. Louis and is Chair of the Patient Care, Quality and Safety Committee, as well as a member of the BJC Healthcare Patient Care Committee. Ms. Sullivan was added to the board in 2007, as she has more than 25 years of experience in the footwear industry with contemporary brands, and proven leadership in operations as well as brand development, marketing and sales.

NOMINEE FOR A TWO-YEAR TERM THAT WILL EXPIRE IN 2012

HAL J. UPBIN, 71, has been a director since 2004 and is Chairman Emeritus of the Board of Directors of Kellwood Company, a marketer of apparel and consumer softgoods. From 1999 to January 31, 2006, Mr. Upbin served as Chairman of the Board of Kellwood Company, and from December 1997 through June 2005, he was Chief Executive Officer of Kellwood Company. From 1994 until 1997, he was President and Chief Operating Officer of Kellwood Company, and from 1992 until 1994, he was Executive Vice President Corporate Development of Kellwood Company. He served as Vice President Corporate Development of Kellwood Company from 1990 to 1992 and was President of American Recreation Products, Inc., a subsidiary of Kellwood, from 1988 to 1992. Mr. Upbin is also a member of the Board of Trustees for Pace University and a Council Member of Washington University’s Olin School of Business. Mr. Upbin brings to our board extensive experience as the chief executive officer of several public and private companies, including nearly 20 years at a large publicly-held apparel sourcing and distribution company. As a result of this experience, he is familiar with many of the operational challenges we face. In addition, his experience as a certified public accountant with experience in financial reporting enhances his contribution to the board, and in particular, to the Audit Committee.

Your Board of Directors recommends a vote “FOR” these nominees.

CONTINUING DIRECTORS WHOSE TERMS WILL EXPIRE IN 2011

JOSEPH L. BOWER, 71, has been a director since 1987. Since 2008, he has been the Baker Foundation Professor of Business Administration at Harvard Business School, and prior to 2008, he was the Donald Kirk David Professor of Business Administration. Dr. Bower serves as a director of Anika Therapeutics, Inc., Loews Corp., the New America High Income Fund and Sonesta International Hotels Corporation. During the past five years, Dr. Bower also served as a director of the TH Lee Putnam EOP Fund. Dr. Bower brings to the board more than three decades of experience in corporate governance and management, during which he has written books and taught these subjects at Harvard Business School. Additionally, he has consulted with numerous organizations on problems of strategy and organizational development, including strategic planning and succession planning. As a result, we believe he is well suited for his roles as lead director and as chair of both our Governance and Nominating Committee and the Executive Committee.

JULIE C. ESREY, 71, has been a director since 1995. From 1962 to 1976, she was employed as an International Economist for Exxon Corporation, where she subsequently was engaged as a consultant. Ms. Esrey has served as a member of the Executive Committee of the Board of Trustees of Duke University and a Director of the Duke Management Company (which oversees the investments of the Duke University Endowment). She also has served as a Director of Bank IV Kansas, National Association, in Wichita, Kansas. Ms. Esrey brings many years of experience as an international economist to the board, having advised a wide range of organizations on these issues, including one of the largest multi-national corporations as well as the Federal Reserve Bank of New York. This experience in business analysis and forecasting in the international markets is augmented by her service as a director of the entity that manages Duke University’s endowment.

RONALD A. FROMM, 59, has been our Chairman of the Board of Directors and Chief Executive Officer since 1999. From 1999 until 2004, he also served as our President. From 1992 until 1998, he served as Executive Vice President of our Famous Footwear division, and prior to that time served as its Chief Financial Officer. He currently serves as Chairman Emeritus and member of the Board of Directors of the Footwear Distributors and Retailers of America (FDRA), past Chairman and current member of the Board of Directors of the Fashion Footwear Association of New York (FFANY), and past Chairman and current member of the Board of Directors of the Two/Ten International Footwear Foundation. Mr. Fromm’s various roles at the Company, including over a decade as chief executive and chairman of the board, along with his position as president for a wholesale division and chief financial officer of our largest retail division, have provided him with first-hand experience in both our retail and wholesale operations. His active leadership in footwear industry groups and recognition by these groups and the media as an industry leader brings added value to the board.

STEVEN W. KORN, 56, has been a director since 2004. From September 2005 through February 2008, he was the Publisher of the Daily Report, a legal newspaper located in Atlanta, Georgia. Until 2000, he was Vice Chairman and Chief Operating Officer of CNN, a position he held starting in 1996. Previously, he served as the Vice President, General Counsel and Secretary at Turner Broadcasting System, Inc. (TBS). Mr. Korn has also served as an attorney specializing in civil litigation involving media, entertainment and telecommunications issues. Mr. Korn currently serves on the boards of Vassar College and Precision IR Group. Mr. Korn’s business experience is well-rounded and reflects his practice as a lawyer (specializing in litigation as well as mergers and acquisitions), senior executive roles at two international media companies, and his successful restructuring of a newspaper to increase its efficiencies and profitability. His substantial experience in operations and management is complemented by his service as a director of various boards, for which he has chaired committees with responsibility for finance, budget, investment and compensation activities.

PATRICIA G. McGINNIS, 62, has been a director since 1999. She has been a Professor of Practice at Georgetown University’s Public Policy Institute, since August 2009. From 1994 through 2008, she served as the President and Chief Executive Officer of the nonpartisan, nonprofit Council for Excellence in Government, a national membership organization of private sector leaders who have served as senior officials in government. From 1982 until 1994, she was a founder and principal at the FMR Group, a public affairs consulting firm. She serves as a member of the Board of Trustees of Logistics Management Institute (LMI), a government consulting firm, and the board of directors of the Congressional Management Foundation. She is an elected Fellow of the National Academy of Public Administration. Ms. McGinnis brings many years of experience in public policy and public affairs, both as the leader of organizations and providing management consulting to leaders of other organizations, including through the consulting firm she founded. Her experience in the private and public sectors, along with her experience as a writer and speaker on leadership, provides her with an extensive understanding of governmental oversight, accountability, and leadership development.

CONTINUING DIRECTORS WHOSE TERMS WILL EXPIRE IN 2012

MARIO L. BAEZA, 59, has been a director since March 2008. He is the founder and controlling shareholder of Baeza & Co., and founder and Executive Chairman of V-Me Media, Inc. He formed Baeza & Co. in 1995 to create the first Hispanic-owned merchant banking firm focusing on the Pan-Hispanic region. In 1996, Baeza & Co. entered into a partnership with Trust Company of the West for the purpose of forming TCW/Latin America Partners, L.L.C. (“TCW/LAP”). Mr. Baeza served as Chairman and Chief Executive Officer of TCW/LAP from its inception until 2003, when he relinquished day-to-day operating control to form The Baeza Group, a Hispanic-owned alternative investment firm. In 2006, The Baeza Group partnered with Thirteen/WNET, a public broadcasting service affiliate, to form V-Me Media, Inc., a national Spanish language television network. Mr. Baeza serves as V-Me’s Founder and Executive Chairman. Mr. Baeza is also a director of Air Products and Chemicals, Inc., Ariel Mutual Fund Group, Israel Discount Bank of New York and Urban America LLC. Mr. Baeza brings experience as an entrepreneur and chief executive of a broad range of businesses dedicated to serving the Hispanic and Latin American population, ranging from merchant banking to media access. In additional to his management experience, his background as a corporate and finance lawyer, as well as his service as a director of a mutual fund and a bank, provide him with extensive experience in reviewing and analyzing business opportunities and bringing them to fruition, as well as familiarity with legal compliance for a publicly held company.

MICHAEL F. NEIDORFF, 67, has been a director since March 2006. Since 1996, he has been the President and Chief Executive Officer of Centene Corporation, a government services managed care company; and since May 2004, has also served as Centene’s Chairman of the Board. Mr. Neidorff brings to the board an entrepreneurial spirit combined with many years of senior leadership experience. As the chief executive officer and chair of a publicly-held company, he provides expertise in current executive compensation developments as well as corporate governance.

HAROLD B. WRIGHT, 68, has been a director since March 2008. From 1997 until he retired at the end of December 2009, Mr. Wright specialized in executive search services to the retail industry. Prior to his retirement, Mr. Wright was a partner in the Consumer Products Group as a Retail Specialist with Heidrick & Struggles since 2006, and assuming the title and responsibilities of a Partner Emeritus effective January 2008. Prior to 2006, Mr. Wright was the Vice Chairman, Consumer Products, Industrial for Highland Partners, which was acquired by Heidrick & Struggles in 2006. Prior to 1997, Mr. Wright spent 25 years at R.H. Macy’s, having served as the President of two divisions. Mr. Wright brings to the board many years of experience in retail operations for R.H. Macy’s, including leadership at the division level. In addition, as a result of his many years providing executive search services for senior talent for the retail industry, he understands the talent and succession planning issues faced by the Company.

PROPOSAL 2 — Ratification of Ernst & Young LLP as the
Company’s Independent Registered Public Accountants

Ratification of Ernst & Young LLP

The Audit Committee has appointed Ernst & Young LLP as the independent registered public accountants to audit the Company’s consolidated financial statements for the fiscal year ending January 29, 2011. The Audit Committee and the board are requesting that shareholders ratify this appointment as a means of soliciting shareholders’ opinions and as a matter of good corporate practice. If the shareholders do not ratify the selection of Ernst & Young LLP, the Audit Committee will consider any information submitted by the shareholders in connection with the selection of the independent registered public accountants for the next fiscal year. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent registered public accountants at any time during the fiscal year if the Audit Committee believes such a change would be in the best interest of the Company and its shareholders.

Representatives of Ernst & Young LLP do not plan to make a formal statement at the annual meeting. However, we expect that they will attend the meeting and be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of
Ernst & Young LLP as the Company’s independent registered public accountants.

Fees Paid to Independent Registered Public Accountants

During 2009 and 2008, Ernst & Young LLP were our independent registered public accountants and charged fees for services rendered to us as follows:

Service Fees	2009 Fees	2008 Fees

Audit Fees	$1,087,116	$1,148,418
Audit-related Fees(1)	437,582	57,991
Tax Fees(2)	115,373	215,023
All Other Fees	—	—

Total	$1,640,071	$1,421,432

(1)	The audit-related services performed in 2009 include internal controls review in connection with the implementation of our integrated enterprise resource planning information technology systems and audits of our employee benefit plans. The audit-related services performed in 2008 were audits of our employee benefit plans.

(2)	The tax services in 2009 and 2008 included tax compliance (including preparation and/or review of tax returns), tax planning and tax advice, including assistance with tax audits.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

In 2009, all of the audit, audit-related and tax services were pre-approved in accordance with the Audit Committee’s audit and non-audit services pre-approval policy that requires the committee, or the chair of the committee to pre-approve services to be provided by the Company’s independent registered public accountants. Pursuant to this policy, the committee will consider whether the services to be provided by the independent registered public accountants are prohibited by the SEC and consistent with the SEC’s rules on auditor independence and whether the independent registered public accountants are best positioned to provide the most effective and efficient services. The committee is mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve such services. The committee has delegated to the chair of the committee pre-approval authority between committee meetings and the chair must report any pre-approval decisions to the committee at the next scheduled committee meeting.

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the board. Management is primarily responsible for the consolidated financial statements and reporting processes including the systems of internal controls, while the independent registered public accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States, and expressing an opinion on the conformity of those consolidated financial statements with accounting principles generally accepted in the United States.

In this context, the committee has met and held discussions with management and the internal auditors and independent registered public accountants. The committee discussed with the Company’s internal and independent registered public accountants the overall scopes and plans for their respective audits. The committee met, at least quarterly, with the internal and independent registered public accountants, with and without management present, and discussed the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. Management represented to the committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants, including their judgments as to the quality, not just the acceptability, of the Company’s accounting principles; the reasonableness of significant judgments and clarity of disclosures; and such other matters as are required to be discussed with the committee under auditing standards generally accepted in the United States.

The Company’s independent registered public accountants also provided to the committee the written disclosures required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication With Audit Committees Concerning Independence. The committee discussed with the independent registered public accountants that firm’s independence, including those matters required to be discussed by Statement on Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting oversight Board in Rule 3200T, among other things. The committee considered whether the provision by Ernst & Young, LLP of non-audit services, including tax services, was compatible with their independence.

In reliance on the reviews and discussions referred to above, the committee recommended to the board and the board approved including the audited consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended January 30, 2010 for filing with the Securities and Exchange Commission. The committee has retained Ernst & Young LLP as the Company’s independent registered public accountants for 2010.

While the committee has the responsibilities and powers set forth in its charter, it is not the duty of the committee to plan or conduct audits or to determine that the Company’s consolidated financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent registered public accountants. In addition, it is not the duty of the committee to conduct investigations or to ensure compliance with laws and regulations and the Company’s business conduct policies.

Audit Committee
Hal J. Upbin, Chair
Mario L. Baeza
Ward M. Klein
Steven W. Korn
W. Patrick McGinnis

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Executive Summary

Fiscal 2009 commenced with great concern about the economy and significant challenges to meeting the goals of our executive compensation program. When the Compensation Committee met in early March 2009 for its annual review and approval of 2009 executive compensation, management had already announced a 1.5% salary reduction for all headquarters employees (which included all of our NEOs). Also, both the 2008 annual incentive and the 2006-2008 long-term incentive were not payable due to the threshold levels of Adjusted Earnings Per Share (“EPS”) not having been achieved. Management’s expectation was, likewise, that the minimum thresholds for payout on the 2007-2009 and 2008-2010 long-term incentives would not be met. In addition, the substantial decline in the price of our stock during 2008 and early 2009 resulted in all stock options held by the NEOs as of early March 2009 being “underwater,” as the option exercise price exceeded the then-current market price of our stock.

In the course of the 2009 executive compensation review, the Committee considered the need to retain executives familiar with the industry and our business during this difficult economic cycle, but remained steadfast in its commitment to long-term incentive horizons and to pay for demonstrated performance. While the Committee reaffirmed its emphasis on equity-based compensation that is intended to align executive and shareholder interests, it sought to manage potential shareholder dilution by determining the size of equity grants using a trailing average price that better reflected what management and the Committee believed was more representative of the stock’s economic value. The Committee also approved the following actions in March 2009:

•	Salary freeze: no merit increases for our leadership and 1.5% salary reduction for all headquarters employees, including our NEOs, based on additional office closure days.

•	No changes to annual incentive target award levels as a percent of salary for our NEOs.

•	Change of metrics for our annual and long-term incentive awards to include a capital efficiency measurement.

•	Adding clawback provision to long-term incentive awards and forfeiture provision to annual incentive awards.

While 2009 proved to be a difficult year overall, the second half included improved earnings, primarily in our Famous Footwear division. Based on 2009 results, payouts on our annual incentives, which were dependent upon Company performance (as well as division performance, if applicable), as well as achievement of personal objectives, ranged from 0% to a maximum of 103.3% of target level.

In November 2009, two of our senior executives, Mr. Joseph W. Wood (then-President of Brown Shoe Retail) and Mr. Gary M. Rich (then-President of Brown Wholesale), announced their anticipated retirements in 2010. As a result, Mr. Richard M. Ausick assumed a new role as Division President — Famous Footwear; and Mr. Mark D. Lardie assumed the position of Division President — Wholesale and became an executive officer of the Company. Thus, while Mr. Wood is one of our NEOs in this proxy statement as a result of his position during 2009, he is no longer an executive officer of the Company.

What is the Committee’s philosophy for compensating our leadership?

The Committee oversees the design, development and implementation of our executive compensation program. The Committee’s philosophical approach is to attract and retain executive talent by setting compensation at a level that is competitive with a similarly-sized industry peer group, encourage and reward superior performance with opportunities for additional compensation, and facilitate equity ownership so that executives will be invested as shareholders in creating and maintaining the Company’s long-term value.

What are the objectives of our executive compensation program?

The principle objectives of our executive compensation program are to sustain our talent pool by:

•	Paying for performance.

•	Aligning executives’ interests with shareholders’ interests.

•	Attracting, retaining and motivating talented executive leadership.

What are the key elements of our executive compensation program?

The key elements for our NEOs’ compensation, including those elements that are set annually [noted with asterisk (*)] as to each NEO, are indicated in the following table; and each of these elements is discussed in more detail in this CD&A. Additional discussion and related compensation amounts for these elements are included in other tables in the Executive Compensation section of this proxy statement, with the related table identified in the right-hand column below:

Compensation			Cross-Reference to Other
Element	Primary Purpose	Key Features	Compensation Tables
Base Salary*	Fixed level of cash compensation for performing executive responsibilities.	To be commensurate with experience and level of responsibility, based on consideration of industry peer group median data, with adjustments for individual performance, executive’s expected and/or proven responsibility for contributing to our performance and overall market competitiveness.	Summary Compensation Table
Annual Incentive Plan*	Reward both short-term financial performance and individual operating performance consistent with strategic objectives.	Target cash award opportunity based on percent of salary, with payment based on fiscal year performance compared to a range of pre-established performance levels. Minimum Adjusted EPS required and the maximum payout opportunity is a multiple of target cash award value (subject to Committee’s right to reduce based on individual performance). Subject to forfeiture if violation of Code of Conduct.	Summary Compensation Table; and Grants of Plan-Based Awards Table
Long-Term Incentive Plan*	Encourage continued high level of performance and retention of talent.	Performance awards using pre-established metrics and a range of potential payout opportunities based on a three-year performance period. Minimum Cumulative Adjusted EPS required, and maximum payout opportunity is multiple of the target award(s) granted. Subject to clawback if restatement due to malfeasance.	Summary Compensation Table; Grants of Plan-Based Awards table; and Outstanding Equity Awards at Fiscal Year-End table
Equity Awards*	Align executive management interests with those of shareholders and encourage retention.	Restricted stock with four-year cliff vesting based on service. Stock options vest ratably over a period of years.	Summary Compensation Table; Grants of Plan-Based Awards table; Outstanding Equity Awards at Fiscal Year-End table
Pension Benefits and Deferral Plans	Attract and retain highly compensated executives by providing post-employment replacement income and tax-efficient savings opportunities.	Participation in pension and savings plans on same terms as all employees, participation in a supplemental executive retirement plan, and opportunity to defer current compensation through 401(k) savings plan and deferred compensation plan.	Retirement Plans - Pension Benefits table and Non-Qualified Deferred Compensation table; Company 401(k) match in “All Other Compensation” column of Summary Compensation Table and Note 7 thereto.
Change in Control, Severance Payments and Non-Compete	Encourage executives to act in best interests of shareholders if actual or threatened change in control; restrict designated executives from certain activities with a competitor in the footwear industry.	Change in control provision with double trigger, severance payments for termination by Company other than for cause, and non-compete restrictions following termination provided by executive severance agreements; and single trigger acceleration of equity awards pursuant to our incentive plan.	Additional Benefits Upon Termination and Change in Control; Estimate of Payments Upon Termination and Change in Control table; Executive Severance Agreements

Does the Committee use a compensation consultant?

During 2009, the Committee did not engage its own compensation consultant. However, the Company engaged Hewitt Associates, which provided information to our Vice President — Total Rewards, who then used that information for materials provided to the Committee. A representative of Hewitt met with the Committee in December 2008 and again in December 2009 to discuss new trends and developments expected to affect the compensation practices in the upcoming year.

In December 2009, the Committee decided to retain an independent compensation consultant rather than receive advisory services from a compensation consultant retained by management. Effective at the beginning of 2010, the Committee engaged Meridian Compensation Partners, LLC to fulfill this role. Meridian was established in early 2010 as a result of a spin-off by Hewitt, and the Company’s principal advisor from Hewitt joined Meridian at that time and continues to serve as the principal advisor to the Committee.

During 2009, when Hewitt served as the Company’s consultant for executive compensation advice, our Vice President — Total Rewards was the Company’s principal contact for services from Hewitt, primarily to support the Committee in carrying out its responsibilities throughout the year. To provide this support, particularly as to the development of compensation programs and establishing appropriate compensation levels for our most senior executives, our Total Rewards department used Hewitt for executive compensation advice in 2009 concerning:

•	Executive compensation practices and trends.

•	Best practices regarding short-term and long-term incentive plan design.

•	The appropriate mix and amounts for compensation elements to achieve Company objectives.

•	Consideration of both shareholder and management interests.

•	Selecting the appropriate peer group and peer group data (described in more detail below).

•	Compensation market values, as a result of a market study or update, as appropriate, for key senior executives.

What is the role of management in determining compensation?

Mr. Fromm, our Chairman and Chief Executive Officer (“CEO”), assists the Committee by making compensation recommendations for a group of senior executives, including the other NEOs, after discussion with our Vice President — Total Rewards and our Senior Vice President — Chief Talent Officer. Recommended levels for base salary, equity grants and annual and long-term incentive awards are provided to the Committee, along with the CEO’s relative value ranking for the other NEOs, the individual performance rating levels in connection with the prescribed Company-wide evaluation process, and median market values provided by the Company’s compensation consultant. Both our CEO and Senior Vice President — Chief Talent Officer are present at the Committee’s March meeting to discuss individual performance and contributions, how the Committee’s determinations can support strategic goals, and other issues of concern to the Committee.

In addition, based on our business plan and prior year performance, management develops the performance metrics, plan goal and range of performance and payout levels to be used for our annual and long-term incentive awards and provides this to the Committee for its review.

The Committee generally gives considerable weight to management’s recommendations, but exercises its independent discretion to accept, reject or modify these recommendations. In March 2009, the Committee discussed these recommendations with the CEO and also met in executive session. While the Committee accepted many of management’s recommendations, the Committee provided more specific guidance on the redesign of the annual and long-term incentives.

Who evaluates the CEO’s performance?

Our Governance and Nominating Committee is responsible for evaluating our CEO’s performance, and utilizes a formal process administered by an outside human resources consulting firm for that purpose. This performance appraisal considers Mr. Fromm’s performance in the areas of organizational leadership, financial results, and board governance, and includes surveying all members of the board. When evaluating the CEO’s performance, the Governance and Nominating Committee meets in executive session without management present, although other non-management members of the board are invited to participate in that committee’s meeting. Subject to the Governance and Nominating Committee’s evaluation, the Compensation Committee reviews and determines the CEO’s compensation in executive session. Neither the CEO nor other member of management discusses the CEO’s compensation with the Governance and Nominating Committee or the Compensation Committee.

What is the Committee’s process for setting executive compensation?

The Committee sets annual levels of the key compensation elements for the NEOs early in the fiscal year, at the March meeting when prior year financial results are known. However, consideration of peer practices and trend development, analysis of our programs and outcomes, and discussion of possible program changes begin several months earlier. Also, throughout the year, the Committee reviews overall structure and elements of compensation.

The Committee utilizes a variety of information resources in fulfilling its responsibilities to determine executive compensation, with most information provided by the Company’s Vice President — Total Rewards. As requested by the Committee or as otherwise deemed appropriate to support the Committee in carrying out its responsibilities, the Committee also receives advice from the compensation consultant (Hewitt through 2009, and now Meridian) and also utilizes other published compensation data. In connection with the March meeting, management furnishes to the Committee supplemental historical information in tabular form for each of the NEOs, including: historical salary and equity award grants, total shares subject to outstanding awards, spread value on unvested options, market value of outstanding restricted stock and current stock ownership. Peer group median data and the variance of recommended compensation from peer group median are also provided.

The Committee generally considers the following factors when establishing the annual levels for the compensation elements:

•	For each executive: prior years’ compensation levels; demonstrated leadership skills; prior year performance, including accomplishment of strategic objectives, personal contributions and supervisor’s evaluation results; scope of responsibilities; long-term career goals; and, if applicable, anticipated retirement.

•	For the NEOs as a group: equity among the executive group, with each NEO to have a significant portion of compensation to be variable “at risk” pay tied to both short-term and long-term performance-based incentives, and with a greater percentage of compensation being at risk as scope of responsibilities increase.

•	Compare peer group data at the median level to current (discounted) market value of each key element and total package value, with peer median serving as a survey point. The Company commissions a market study every two years; and survey data is used for the next year unless the consultant advises that the data is no longer useful as a comparison level for the applicable compensation element.

•	Prior year Company performance and current stock price.

•	Number of shares available for grant under our incentive plan, a calculation of current “overhang” based on outstanding awards and dilution that would result from proposed awards.

•	The Company’s strategic direction and financial position, current year budget and projections.

•	Potential risk of the proposed award program.

•	Succession planning.

•	External factors, such as market conditions for a particular job or skill set or known changes in compensation practices of our competitors for talent.

•	Our CEO’s recommendations and value ratings.

In considering these factors, the Committee’s deliberations are necessarily fact specific and situational. There is no established formula for weighting these factors, some of which are intangible and not readily quantifiable. Nor does the Committee use a pre-established priority of these factors. Depending on the year or the individual, the Committee may find certain factors more significant than others. As a group, however, they provide necessary context and perspective for determining the relative value of different senior executives to the Company and for developing a compensation program that will meet program objectives and provide the right performance incentives.

For performance-based compensation elements such as our annual and long-term incentive awards, the Committee reviews the performance metrics to be used as well as the plan goal and minimum and maximum levels used to establish the range of potential payouts. Although the Committee considers the performance goal levels within management’s operating plan, its focus in approving incentive compensation plans is to set performance levels that it believes promote Company growth without sacrificing quality of earnings. The Committee also considers that both the metrics selected and plan goal levels to be significant as a measure of executive efforts in managing the business consistent with the business strategy and operating plans, and in the best interests of shareholders.

Notwithstanding this general approach used by the Committee, the March 2009 compensation review was predominantly influenced by the economic downturn and how it affected and might continue to affect our business, financial performance and stock price, and our ability to attract, retain and incent executive talent. Also, while the Committee was provided with peer group data from the recently prepared market survey, Hewitt advised the Committee that this peer group data had limited relevance due the recent economic changes, and that alternative market valuation approaches (such as average price per share) were becoming increasingly common.

How did the Committee set the NEOs’ compensation for 2009?

2009 Total Compensation Opportunity.  To develop compensation packages for the NEOs for 2009, the Committee separately considered current and long-term compensation, and used a market-value approach to review those elements that change annually, including base salary, targeted annual cash incentive, long-term incentive, and equity awards. Due to the dramatic decline in the Company’s share price in early 2009, the Committee changed it methodology for valuing equity awards from that used in prior years by determining the current market value for equity awards to be granted based on a six month average share price ($10.07) rather than a current share price ($3.33, $2.92 and $3.07 actual average prices on the three dates of the Committee’s discussion and approval). This difference in the per share price, plus the discount factor customarily applied by the Committee for long-term awards, resulted in the Committee’s grant date market valuation for these awards being different from the stock award values shown in the Summary Compensation Table (which are based on the actual grant date average of the high and low prices). Also, while the Committee was provided with peer group median data prepared in 2008, Hewitt advised the Committee that the subsequent economic downturn had rendered such data a less reliable benchmark than in the past. To facilitate the Committee’s discussion, Hewitt and the Vice President — Total Rewards provided supplemental information on emerging incentive compensation practices and the overall direction of market valuation compared to the prior year.

Fiscal 2009 Grant Date Market Analysis.  The Committee used a market valuation analysis to enable comparison with peer group data and to assess relative compensation levels among key executives. The March 2009 market valuation, summarized in the table below, shows base salary at the approved annual level and the assumed market value of other elements. These market values assume that target level performance will be achieved during the performance period and that current market value for long-term performance and equity awards should reflect a discount from the potential value of such elements. Additional information on the elements of long-term compensation is included in the table entitled “Total Long-Term Compensation Opportunity — Fiscal 2009 Compared to Fiscal 2008” in this CD&A.

Fiscal 2009 Grant Date Market Analysis

	Annual Opportunity			Long-Term Opportunity			Total 2009 Opportunity
		Annual Cash		Restricted	Long-Term				2009 Increase
		Incentive		Stock and	Performance	Total			(Decrease) Over
		Target		Stock	Shares	Long-Term			Total 2008
		Award as		Options	Assumed	Assumed	Assumed		Market Value(4)
	Annualized	a Percent	Target	Assumed	Target	Target	Target	Percent Above
	Base Salary	of Base	Market	Market	Market	Market	Market	(Below) Median	Dollar	Percent
Name	Level ($)(1)	Salary	Value($)(2)	Value($)(3)	Value($)(3)	Value($)(3)	Value ($)(3)	Market Value	Change ($)	Change

Ronald A. Fromm	$850,000	90%	$765,000	$707,657	$708,928	$1,416,585	$3,031,585	(5.1)%	$64,355	2.2%

Mark E. Hood	375,000	55%	206,250	213,988	217,512	431,500	1,012,750	(8.7)%	96,630	10.5%

Diane M. Sullivan	735,000	80%	588,000	436,535	435,024	871,559	2,194,559	11.5%	(45,812)	(2.0)%

Richard M. Ausick	483,000	60%	289,800	213,988	217,512	431,500	1,204,300	5.7%	85,380	7.6%

Mark D. Lardie(5)	390,000	50%	195,000	255,023	132,924	387,947	972,947	(4.8)%	N/A	NA

Joseph W. Wood	532,000	70%	372,400	213,988	217,512	431,500	1,335,900	(6.2)%	96,630	7.8%

(1)	The base salary levels shown do not reflect the 1.5% pay reduction due to additional corporate headquarters closure days without pay. Actual salary paid during the year is shown in the Summary Compensation Table, and reflects base salary raises approved during the year.

(2)	For this table, the annual cash incentive was assumed to be paid at the target percentage of base salary. However, because the 2009 annual incentive plan provided for payout at only 50% if the plan’s performance goals were met, to achieve the target level payout shown in the table required achievement of performance levels substantially higher than the plan goal.

(3)	The estimated value for long-term performance incentives and equity grants was determined using a per share price of $10.07, representing a six-month average share price as of March 2009. (See section captioned “Change in Market Valuation Methodology for Share Awards” in this CD&A). After discounting, the value of these awards, as a percent of the estimated share price, was as follows: 80% for three-year performance incentives, 30% for stock options and 85% for restricted stock. For restricted stock and option grants, the actual market value (average of high and low prices) on the grant approval dates was $2.92 (for Mr. Fromm) and $3.33 (for the other NEOs); for the long-term performance shares, the actual market value on the grant approval date was $3.07 for all NEOs.

(4)	For purposes of calculating the change in market value of the Total 2009 Opportunity over the Total 2008 Opportunity, the 2008 total market value was based on a comparable grant date market analysis considered by the Committee in March 2008. For the 2008 analysis, the per share price used to value equity awards and performance shares was $15.00, which was our average share price at the date when materials were prepared for the Committee. Also, similar to 2009, the 2008 market value reflected a discount of equity awards to a current market value in a manner similar to that described in Note 3 above.

(5)	Mr. Lardie was not named as an executive officer in the 2009 proxy statement and prior year compensation information has not been disclosed. Also, the peer data provided to the Committee in March 2009 for Mr. Lardie related to his then-current position, which was Senior Vice President and General Merchandise Manager at Famous Footwear.

Compensation Mix 2009.  Based on the target market valuations used by the Committee and set forth in the preceding table, the following graphs show percentage allocations for each NEO based on the particular compensation element. These charts facilitate a quick review of whether the allocations are consistent with the Committee’s objectives, such as by considering the annual/short-term versus long-term allocation, cash versus equity split, and fixed (salary) versus variable or “at risk” (because it is market-based or performance-based), with the partial black outline indicating the at-risk segments. This data also reflects that the most senior executives with the greatest scope of job responsibilities have a higher proportion of their compensation tied to long-term versus short-term performance and that an increasing percentage of compensation is performance-based rather than fixed. The charts also indicate that base salary represents no more than 40% of the assumed total target compensation opportunity for any NEO:

Base Salary.  At the time of the March 2009 meeting, management had already responded to the adverse economic factors by increasing the days our headquarters was closed, which effectively reduced all salary levels by

1.5% for 2009 compared to 2008. When setting salaries for 2009, the Committee determined not to grant salary increases to five of the NEOs (whose 2008 salary levels were between 11.8% above and 13.4% below the 2009 peer group median level) after considering that the Company had not met its financial goals for 2008. For Mr. Lardie, however, the Committee approved a $50,000 base salary increase as a market adjustment, which represented a 14.7% increase before considering the additional headquarters office day closures; with this salary adjustment for 2009, Mr. Lardie’s 2008 salary level of $390,000 was 3.8% below the 2009 peer median.

In December 2009, following the announcement of expected executive retirements in early to mid-2010, and the intended promotion of Mr. Ausick and Mr. Lardie to their current positions, the Committee approved a new base salary of $500,000 for Mr. Ausick (a 5% increase over then-current actual), and a new base salary of $415,000 for Mr. Lardie (an 8% increase over then-current actual), each to be effective as of mid-November 2009.

Annual Incentive.  For 2009, the Committee made no change to the target annual incentive award for any of the NEOs. The target annual incentive award is the percent of salary that could be earned if 2009 performance were to result in a 100% payout of such award. In approving these percentages, the Committee was provided with peer data indicating that the annual incentive percentages of salary for the NEOs were within a range of 2,290 basis points below to 1,220 basis points above the peer median percentage of salary. As to the comparability of the 2009 target cash payout for our NEOs based on the annual incentive percentages awarded, the market values shown in the Fiscal 2009 Grant Date Market Analysis above were within a range of 34.0% below to 31.9% above the peer median market value. In setting these percentages, the Committee focused on the peer median percentage of salary, as distinguished from the peer median cash market value for annual incentives. The annual incentive target percentages and the cash payout amounts based on meeting plan performance are set forth in the Fiscal 2009 Grant Date Market Analysis table above.

The Committee decided to continue to use Adjusted EPS (which is defined as consolidated diluted earning per share, as adjusted for special charges and recoveries as determined by the Committee) as the primary metric for all annual incentives, with the addition of a second metric that varies depending on the particular plan. Adjusted EPS was continued as the primary metric because it is the performance measure that is both most closely followed by shareholders and a good indicator of annual operating performance for our industry. By allowing adjustments for special charges and recoveries, the Committee recognized that certain items that are not indicative of the Company’s core operating results should be excluded for purposes of determining compensation. The second metric, in most cases, is either net-sales for the divisional plans or a capital efficiency metric for the corporate and governance plan (which included our NEOs at that date). The capital efficiency metric selected for the corporate and governance plans was Adjusted EBITDA as a Percentage of Average Net Assets. For purposes of the second metric, EBITDA (defined as Earnings Before Interest, Taxes, Depreciation and Amortization for the period) would be subject to adjustment to exclude special charges and recoveries. Average Net Assets was to be calculated as the average of each month-end balance for Net Assets during the period, with Net Assets being calculated as the sum of working capital, property and equipment, net and capitalized software, net. This second metric is referred to herein as “EBITDA/Net Assets” and was selected because it is a commonly used metric for profitability that is closely associated with cash management, and therefore captures whether the Company is improving earnings by using capital efficiently.

The Committee set the performance goals for this award after considering the business plan for the year. Our annual incentive awards are earned based on the achievement of business performance goals that are designed to deliver business results that are challenging. The 2009 corporate and governance plan goal levels of Adjusted EPS and EBITDA/Net Assets were based on the Company’s operating budget for the year. The divisional plans included the same level of Adjusted EPS and a division level performance measure (net sales) based primarily on the Company’s operating budget for the year. The Committee also identified a minimum level of both Adjusted EPS and division net sales that must be met in order to generate any payout, as well as a performance level for each that, if achieved, results in the maximum potential payout. We use interpolation to determine the exact payout percentage; as a result, there are multiple combinations of the metrics that could result in payment of 100% of the target award. In addition, the Committee approved the addition of a forfeiture condition, which provides that the annual incentive will be forfeitable prior to payment, if the Committee determines that the NEO has violated our Code of Conduct or engaged in gross misconduct. In addition to Company or division financial performance, any payout is based, in part, on achievement of individual goals established in the regular course of our performance review process and the Committee has retained negative discretion to reduce any award payout based on individual performance or other reasons, including the quality of earnings.

The following table provides information about the range of performance levels and the potential payouts for the annual corporate and governance group incentive awards approved by the Committee in March 2009:

Annual Corporate and Governance Incentive 2009

			Award Payout Percentage if EBITDA/Net Assets is:
		Adjusted EPS	Up to 14.7%		21.7% or More
	Adjusted	Performance as a	(Plan Goal Less	16.7%	(Plan Goal Plus
	EPS	% of Plan Goal	2% or More)	(Plan Goal)	5% or More)

Minimum Adjusted EPS Performance	$0.17	74%	30%	50%	60%

Plan Goal Adjusted EPS	$0.23	100%	30%	50%	60%

Adjusted EPS to Receive 100% Payout	$0.53	230%	80%	100%	110%

Adjusted EPS to Receive Maximum Payout	$1.13	491%	180%	200%	200%

Actual 2009 Adjusted EPS	$0.40

In March 2010, management presented its calculation of 2009 Adjusted EPS and EBITDA/Net Assets, both of which excluded costs related to our information technology initiatives and organizational changes and recoveries in connection with our headquarters consolidation. Based on these adjustments, Adjusted EPS for 2009 was $0.40 and EBITDA/Net Assets for 2009 was 20.4%. Based on the levels achieved, the Committee determined that the 2009 annual incentive award for the corporate and governance group (which applied to all NEOs except Mr. Lardie) would be payable at 85.6% of the target award.

Mr. Lardie was a participant in the Famous Footwear division annual incentive for 2009, as he did not become an executive officer until January 2010. For the Famous Footwear division annual incentive, the second metric was division net sales, with the plan goal level for net sales of $1.31 billion. With 2009 results of Adjusted EPS of $0.40 and Famous Footwear net sales of $1.36 billion, the approved payout percentage on the Famous Footwear annual incentive was 86.4% of the target award.

Long-Term Compensation.

Change in Market Valuation Methodology for Share Awards.  In preparing its recommendations to the Committee for equity award levels, management considered various alternative methodologies for establishing equity award levels given that our stock price decline in early calendar 2009 was believed to be temporary and expected to again rise with market recovery. Management considered that share award levels, if based on the unusually low then-current share price, might result in an excessive upside opportunity to award recipients if the share price recovered to be more in line with share price levels prior to the third quarter of 2008. Also, management was concerned that if it were to recommend equity award levels based on historical calculation methodologies, grant levels would utilize a significant percentage of the shares available in our 2002 incentive plan as well as increase dilution to shareholders compared to prior years’ award levels. After consultation with Hewitt as to alternative valuation practices, management recommended to the Committee that a six-month average stock price be utilized as the market value rather than a current quoted price to determine the size of stock awards, and suggested that this alternate valuation be used for other stock-related determinations. Thus, for purposes of determining compliance by executives for stock ownership guidelines and to determine award levels of all proposed share-based awards, the Committee used a $10.07 per share value (being the rounded six-month average of high and low price over the period of August 11, 2008 to February 10, 2009) rather than the average trading price in March 2009 on the Committee dates of approval (which ranged from $2.92 to $3.33). See section captioned “Change in Market Valuation Methodology for Share Awards” in this CD&A for more information.

Process for Calculating Share Award Levels.  In preparing its recommendations regarding share awards, consistent with past practice, management focused first on setting a target current market value for the aggregate long-term compensation for each of the CEO and the President, and then allocated approximately 50% to be issued as service-

vested restricted stock and 50% to be issued as performance shares. The next step was to divide the proposed market value by a discounted per share value to determine the number of restricted and performance shares to be granted to the CEO and President. The share award levels were then set for other senior executives as a percentage of the levels granted to the CEO, with consideration to maintaining internal equity.

In developing these recommendations, consistent with past practice, management considered the peer median market values for total long-term compensation for the CEO and President, as there is usually adequate comparative market information for those job levels. However, based on Hewitt’s advice, management recognized that these peer values were unlikely to reflect current practices, especially if share award numbers were then determined based on current per share values. After Hewitt described alternate methodologies being adopted in the marketplace, management considered using an average share value and ultimately determined that it would recommend to the Committee that a six-month average share price be used. See section captioned “Change in Market Valuation Methodology for Share Awards” in this CD&A for more information.

Share Award Levels and Long-Term Market Value.  The following table shows how the total long-term compensation amount for 2009 compared to the 2009 peer group medians as well as the Committee’s fiscal 2008 market value estimates, with additional detail on these amounts provided in the “Fiscal 2009 Grant Date Market Analysis” table and notes within this CD&A.

Total Long-Term Compensation Opportunity - Fiscal 2009 Compared to Fiscal 2008

	Fiscal 2009					Fiscal 2008
		Restricted						2009 over 2008
	Long-Term	Stock (RS)						Change in Total
	Performance	and Stock						Long-Term
	Shares	Options (SO)	Total Long-Term			Total Long-Term		Market Value
					Percent		Percent
					Above		Above
			Assumed	Percent	(Below)		(Below)
	Target		Target	of Total	Median	Assumed	Median
	Number of	Number	Market	Compensation	Market	Target Market	Market	Dollar	Percent
Name	Shares	of Shares	Value($)(1)	Opportunity	Value	Value($)(2)	Value	Change	Change
Ronald A. Fromm	88,000	82,675 RS	$1,416,585	46.7%	0.1%	$1,352,230	0.2%	$64,355	4.8%

Mark E. Hood	27,000	25,000 RS	431,500	42.6%	6.5%	334,870	16.0%	96,630	28.9%

Diane M. Sullivan	54,000	51,000 RS	871,559	39.7%	0.7%	917,370	0.9%	(45,811)	(5.0)%

Richard M. Ausick	27,000	25,000 RS	431,500	35.8%	11.4%	346,120	N/A	85,380	24.7%

Mark D. Lardie	16,500	15,500 RS	387,947	39.9%	20.9%	N/A	N/A	N/A	N/A
		40,500 SO

Joseph W. Wood	27,000	25,000 RS	431,500	32.3%	(8.4)%	334,870	(20.0)%	96,630	28.9%

(1)	The estimated value for long-term performance incentives and equity grants was determined using a per share price of $10.07, representing a six-month average share price as of March 2009. (See section captioned “Change in Market Valuation Methodology for Share Awards in this CD&A.) After discounting, the value of these awards”, as a percent of the estimated share price, was as follows: 80% for three-year performance incentives, 30% for stock options and 85% for restricted stock. For restricted stock and option grants, the actual market value (average of high and low prices) on the grant approval dates was $2.92 (for Mr. Fromm) and $3.33 (for the other NEOs); for the long-term performance shares, the actual market value on the grant approval date was $3.07 for all NEOs.

(2)	The target market value for 2008 was calculated in March 2008, assuming incentive payouts at target level and share award values based on a $15.00 per share price prior to discounting for purposes of determining the market value at time of Committee approval.

Long-Term Performance Incentive.  The Committee determined that the long-term incentive would continue to be based on a three-year performance period, and use cumulative Adjusted EPS as the primary metric. As in prior years, a three-year performance period was used so that the NEOs would have overlapping performance awards. In an effort to further enhance alignment with shareholders, the Committee determined that long-term performance awards would be payable in shares rather than split between shares and cash. In addition, based on the reasons stated in the subsection captioned “Annual Incentive” regarding the corporate and governance annual incentive award, the Committee determined that the second metric should be changed to EBITDA/Net Assets rather than continue the prior years’ practice of measuring Compound Annual Net Sales Growth.

In recognition of the difficulty of forecasting long-term in the then-current uncertain environment, and in an attempt to allow these awards to keep their incentive value for the full performance period, the Committee approved a payout range providing a payout opportunity if the Company’s three-year cumulative Adjusted EPS performance is within a range of 70% to 120% of the established goal for Adjusted EPS and also reduced the maximum payout level from 200% to 150% of the target award. Subject to meeting the minimum cumulative Adjusted EPS and depending on EBITDA/Net Assets performance, the payout could be as low as 10% of the target award and as high as 150% of the target award.

When these goals were set, the Committee believed they would be difficult and require concentrated and sustained focus by the NEOs to improve earnings and manage the Company’s capital investments, especially in the near-term. The Committee set the performance goal levels for this award after considering, and primarily based upon, the Company’s multi-year business plan. The Committee also identified a minimum level of performance that must be met in order to generate any payout, as well as a performance level that, if achieved, results in the maximum potential payout. We use interpolation to determine the exact payout percentage; as a result, there are multiple combinations of the metrics that could result in payment of 10% (the minimum) or 150% (the maximum) of the target award. The Committee also approved adding clawback provisions as a risk mitigator, providing that the Committee may require that any holder of a long-term incentive award whose malfeasance contributed to a restatement shall return any proceeds from the award. The Committee also retained the right to exercise negative discretion to reduce any award payout based on the quality of the Company’s earnings.

The following table provides information about the potential payouts for the long-term incentive awards approved by the Committee in March 2009, with all references to “Adjusted EPS” and “EBITDA” for the long-term incentive being cumulative over the performance period:

Long-Term Performance Incentive 2009-2011

			Corresponding Award Payout Percentage if
	Cumulative	Cumulative Adjusted	EBITDA/Net Assets is:
	Adjusted	EPS Performance as a	Plan Goal Less		Plan Goal Plus
Three-Year Cumulative Adjusted EPS	EPS	% of Plan Goal	2% or More	Plan Goal	5% or More

Minimum Cumulative Adjusted EPS	$0.88	70%	10%	30%	40%
Plan Goal Cumulative Adjusted EPS	$1.26	100%	80%	100%	110%
Cumulative Adjusted EPS to Allow Maximum Payout	$1.51	120%	130%	150%	150%

Restricted Stock and Option Awards.  In March 2009, we granted restricted stock awards to our NEOs with service-based cliff-vesting at the end of the fourth year. Prior to vesting, the holder receives dividends and has voting rights. We have limited the use of stock options for our most senior executives because they are less valued in the marketplace than restricted share issuance, and therefore a less efficient use of a limited pool of shares in our shareholder-approved incentive plan. The Committee approved restricted share grants for the NEOs in 2009 in amounts that had a current market value that was approximately equal to 50% of the total long-term compensation opportunity granted. For Mr. Lardie (who was not an executive officer at the time of grant), stock options were also granted as an additional means to foster leadership continuity by a strong alignment with shareholders and provide a variety of longer term incentives. Whereas most stock options granted by the Committee have had a four-year vesting period based on service, the option grant made in March 2009 to Mr. Lardie provided for a nine-year vesting period based on service and a ten-year term. All of our NEOs have outstanding stock options in connection with prior grants (see table of Outstanding Equity Awards at Fiscal Year-End).

Was there a payout on the long-term incentive award for the performance period ending with 2009?

The long-term incentive for the performance period of 2007-2009 used cumulative Adjusted EPS as the primary metric and Compound Annual Net Sales Growth as the second metric. The minimum Adjusted EPS for any payout was set at $5.70, with interpolation to be used based on a range of Compound Annual Sales Growth of between 4% and 9%. As the Company’s cumulative Adjusted EPS for the three-year period was less than $5.70, there was no payout on this award.

For the 2007-2009 awards, as well as for the 2008-2010 awards, in early 2009, the Committee considered that payment of both of these awards was not probable. In an effort to keep shares available for awards with future incentive potential, the Committee approved amending those awards to provide for payment in cash based on the cash equivalent value of any shares that might otherwise be earned under these awards.

What benefit plans does the Company maintain to provide NEOs with post-retirement income replacement?

To attract and retain employees, the Company maintains several plans that provide post-employment benefits:

Pension Plan.  We offer a broad-based tax-qualified defined benefit pension plan to substantially all employees. Participants who have completed five continuous years of employment with us are vested and earn the right to receive unreduced benefits upon retirement at age 65 or later, and a reduced benefit upon retirement between the ages of 55 and 65. The benefit available increases with service and age.

Supplemental Executive Retirement Plan.  All of our NEOs participate in our Supplemental Executive Retirement Program (“SERP”), which is an excess retirement plan so that the participant can receive retirement benefits on the full amount of his or her income, including the portion of income that exceeds the benefit limitations in the Internal Revenue Code for tax-qualified defined benefit pension plans. The five-year vesting requirement supports the retention objective of our program. The SERP has change in control provisions that provide for an enhanced benefit, with payout of the present value of the current accrued benefit within 30 days of a change in control, without regard to vesting restrictions. These provisions are intended to reassure executives that they will receive expected amounts of non-qualified deferred compensation that are payable out of general assets and which may be a substantial portion of the executive’s expected retirement income. We believe that change in control provisions are beneficial because they keep the executive focused, and have particular significance for the SERP because it is an unfunded plan. For SERP participants with less than five years service participation, the single trigger for the change in control provision results in an acceleration of benefits that otherwise would vest only after five years of service; for certain long-term participants who are also eligible for retirement or early retirement, the single trigger change-in-control provision also results in an enhanced retirement benefit.

401(k) Savings Plan.  Substantially all of our salaried employees are eligible to participate in the Brown Shoe Company, Inc. 401(k) Plan and we consider this to be a basic benefit. The Company partially matches employee contributions up to 6% of salary; and this matching contribution is not available to the employee until termination or retirement.

Deferred Compensation Plan.  The Company offers a non-qualified deferred compensation plan for a select group of employees, and the Committee has authorized deferral of up to 50% of base salary and 100% of annual incentive award compensation. The Company does not match or contribute to this plan, which essentially operates as an unfunded, tax-deferred personal savings account administered by the Company. The Committee approved this plan because it is a benefit readily available in the marketplace.

Do we provide severance or change in control benefits to the NEOs?

For a limited group of executives, including our NEOs, we utilize executive severance agreements as a means to retain and attract executives in a competitive market for talent. In exchange for the right to receive these benefits following a change in control, the executive agrees to a non-compete agreement for up to two years following any termination of employment. In December 2009, all executive severance agreements were amended to avoid adverse tax consequences under Internal Revenue Code sections 409(a) and 162(m). These executive severance agreements provide that in the event of an involuntary termination by the Company without cause, the NEO will receive payment of the current year’s annual incentive based on satisfaction of plan performance goals, to be paid following completion of the performance period and pro-rated based on period of service; a cash severance payment of up to two times salary and the target annual incentive award; up to two years’ accelerated vesting for stock options and restricted stock; and medical and outplacement benefits. We believe these benefits constitute fair severance protection to allow for transition to new employment post-termination, as it is expected that executives generally need a significant amount of time to locate comparable positions elsewhere. For Mr. Fromm only, these severance benefits are also payable in the event he terminates his employment within ninety days after “good reason.” This additional basis for severance is available to Mr. Fromm as a result of his integral role as both Chairman and CEO.

Our executive severance agreements provide a higher level of severance benefits if the termination occurs within two years after a change in control, with the cash severance payment being up to a three times salary plus the target annual incentive, vesting of all stock options and restricted stock, and SERP benefits become fully vested and up to three years of additional service will be credited in calculating the amount payable. The principal purpose for use of change in control provisions is to eliminate personal conflicts of interest by ensuring that the interests of our executives will be materially consistent with the interests of our shareholders when considering corporate transactions. These arrangements are also intended to encourage retention when a potential change in control or major transaction is presented, so that the executives can guide the Company through completion of the transaction or still serve the Company should the transaction not be completed. The change in control benefits in the NEOs’ executive severance agreements are “double trigger” provisions and only apply if, within the two year period following the change in control, the NEO is terminated without cause or if the executive terminates for “good reason.” The higher level of benefits is available because the likelihood of termination is increased following a change in control. A modified tax reimbursement and gross-up is payable in the event of severance by the Company following a change in control because the terminated executive is subject to excise taxes following such termination which are in addition to regular payroll and income taxes, and the modified reimbursement allows the executive to recognize the full intended economic benefit of the agreement if the excise tax is significant.

While we believe that change in control benefits and our executive severance agreements are important to our overall compensation package, the Committee does not consider these arrangements in making annual recommendations on key compensation elements as these benefits are contingent on circumstances beyond the executive’s control.

What perquisites do the NEOs receive?

Various perquisites are provided to key executives including NEOs. These perquisites are limited in number, participation and scope. The aggregate incremental cost of these perquisites is included in the “All Other Compensation” column of the Summary Compensation Table and detailed in Note 7 to that table. The perquisites used by our NEO’s and which are not otherwise available to all employees include:

•	Personal Use of the Company Plane: Our executives are authorized to use the Company’s plane for personal use subject to availability and Mr. Fromm’s prior approval. This convenience balances the substantial amount of time our executives spend on Company business and the scheduling difficulties presented by business commitments. We treat personal use of the plane as taxable income, and the amount is calculated in accordance with values prescribed by the Internal Revenue Service.

•	Executive Disability: Our NEOs and certain other executives receive additional disability insurance that potentially covers base salary reimbursement as a supplement to that not covered in the general Company sponsored plan.

•	Financial and Tax Planning Services: Our NEOs (other than the CEO) and certain other executives are reimbursed up to $5,000 for financial planning and tax assistance services to assure accurate reporting of equity award compensation and develop a plan to comply with stock ownership guidelines. For our CEO, the maximum reimburseable amount for both of these services is $20,000.

•	Club Membership: Our NEOs and a limited number of other executives are provided with club memberships to provide access to private facilities for business purposes. Total personal usage is not to exceed 10% of total usage, and the NEO pays the full effective cost of any personal use of the club, including a pro-rata assessment of membership dues. In 2009, the aggregate personal benefit to our NEOs for Company-paid club memberships was less than $200.

We provide relocation assistance to employees who are required to move to join the Company or are requested to move by the Company. All relocated employees receive assistance under the terms of standard plans administered by a relocation consultant; and these plans include limited increased benefits for higher job levels. In late 2008, Mr. Lardie relocated from Madison, Wisconsin to St. Louis as part of the relocation of our Famous Footwear headquarters and received move-related benefits as well as an incentive payment in 2009 pursuant to a special relocation plan for moving our Madison employees.

What market or peer group data was used to determine 2009 compensation?

The Total Rewards department has commissioned Hewitt every few years to prepare a market study with peer group information, selective job-by-job comparative market data to a peer group of footwear and retail businesses of similar size and net sales, and with which the Company competes for talent, customers and investors. At the Company’s request, Hewitt prepared a market study dated November 2008 to be used in the consideration of 2009 compensation for the NEOs. This market study included data on 28 comparator companies and was completed in November 2008. A representative of Hewitt attended the Committee’s meeting in December 2008 to present the study and review compensation trends and developments, including new trends and significant changes then being considered by other companies and discussed by compensation professionals.

Based on ongoing discussions with Hewitt, our Vice President — Total Rewards determined that over the course of just a few months between November 2008 and March 2009, the economic factors were so significantly changed that the market study results no longer accurately reflected current market practices, and therefore no longer served as a reliable benchmark. Furthermore, such drastic economic changes required a highly customized approach and analysis. Thus, although peer group median data for each compensation element was provided to the Committee in connection with its 2009 compensation-setting process, in discussing 2009 compensation levels, the Committee recognized that the peer data was of limited use as a source of current comparative information. In lieu of peer group data or specific company comparisons, management did rely upon, and conveyed to the Committee, advice from Hewitt as to changing approaches to compensation being utilized in the first few months of 2009, and in particular, alternative valuation methods to determine long-term and equity award values and amounts. The Committee’s determination to use a six month average stock price for valuing long-term awards was based on one of the suggestions made by Hewitt and conveyed to the Committee. See section captioned “Change in Market Valuation Methodology for Share Awards” in this CD&A for more information.

We consider our peers to include primarily public companies that are competitors for customers, investors or executive talent. In determining the appropriateness of the peer companies, we considered both business segment (footwear and retail emphasis); and for particular positions within the comparator companies, whether there was an appropriate job position for comparison. The peer group used for the November 2008 study was proposed by management and reviewed by Hewitt. The November 2008 peer group for comparison purposes included 28 similarly sized footwear and retail companies (median sales of $1.9 billion, market value of $578.7 million, total assets of $565.8 million, and 14,300 employees) and was prepared using information from early 2008. The November 2008 peers included:

American Eagle Outfitters Inc.*	Gap, Inc.*	Nordstrom Inc.*
Charming Shoppes Inc.*	Genesco Inc.	Phillips-Van Heusen Corp.*
Chicos FAS Inc.*	Jones Apparel Group Inc.	Pier 1 Imports, Inc.
Collective Brands, Inc.*	K-Swiss Inc.*	Retail Ventures Inc.
Dillard’s Inc.	Kohl’s Corporation	Ross Stores Inc.
Dress Barn Inc.	L.L. Bean, Inc.*	Shoe Carnival Inc.
DSW, Inc.*	Limited Brands Inc.*	Skechers USA Inc.*
The Finish Line Inc.	Liz Claiborne Inc.	Stage Stores Inc.*
Foot Locker Inc.	Madden Steven, Ltd.*	Timberland Company
Wolverine World Wide, Inc.

*	new to the 2008 study

The above table indicates 14 companies that were added to the November 2008 comparator group (for use in 2009) since the last completed Hewitt study completed in late 2006 for use in 2007. In addition, the following companies were deleted from the 2006 group when the November 2008 study was completed because data was not available or because they no longer fit our size parameters: Casual Male Retail, Goody’s Family Clothing, J.C. Penney, Nike and Russell Corporation.

Do we have stock ownership requirements for our NEOs?

The Committee implemented stock ownership guidelines for certain executives, including our NEOs, consisting of a salary multiple and an ownership ratio, both of which vary by position. Within a five-year period from adoption of the guidelines or commencement of employment, or within three years after an executive subject to these guidelines is promoted with a resulting change of guideline level, the executive is expected to own Company shares having a market value at least equal to the multiple of salary specified in the following table:

Position	Individual	Guideline Requirement

Chief Executive Officer	Ronald A. Fromm	5 x base salary
Chief Financial Officer	Mark E. Hood	2 x base salary
President/Chief Operating Officer	Diane M. Sullivan	3 x base salary
Division President	Richard M. Ausick	2 x base salary
Division President	Mark D. Lardie	2 x base salary

The market value of the executive’s ownership is calculated based on current holdings, unvested restricted stock and stock held indirectly in our 401(k) Plan. Mr. Hood, who started in October 2006, is not yet subject to the minimum ownership guidelines, and Mr. Lardie will not be subject to the minimum ownership guidelines for his current position until January 2013. Based on a 30-day average stock price of $12.25 (also used to determine 2010 equity award levels and described in Note 2 to the “Fiscal 2010 Grant Date Market Analysis” in this CD&A), each of the NEOs subject to the minimum ownership guidelines is in compliance with the guidelines.

What is the Committee’s practice for making equity grants?

The Committee grants equity awards primarily as part of its annual compensation review process, with both equity awards and other compensation elements approved at its March meetings. In addition, we may issue equity awards when an executive is newly hired, promoted or elevated to a higher scope of responsibility, with such grants generally made at the first scheduled Committee meeting following the hire or change date. Although our incentive stock plan specifies that our CEO is authorized to grant individual equity awards up to 50,000 shares in any given year, since 2006, he has chosen not to rely on that authorization and instead has presented all recommended awards to the Committee, including new hires and promotions. When the Committee grants equity awards, the grant date is the date when the Committee approves the award, unless the Committee specifies that a particular award shall be granted at a future date (such as when a new employee commences employment), in which case the grant date is deemed to be the date when the future condition is met. The exercise price for stock options is the fair market value of our stock (average of high and low prices) on the grant date. We generally schedule Committee meetings at least a year in advance, and therefore have not scheduled meetings for our equity grants based on possession of material non-public information. However, because we have for many years scheduled our March board and Committee meetings to be held at approximately the same time as we release our year-end earnings, our annual equity grants have necessarily been granted in close proximity to the release of financial results and earnings guidance. Neither the board nor the Committee has adopted a written policy on this matter. Our incentive plan prohibits repricing of stock options.

What are the compensation levels for Fiscal 2010?

The following table indicates the target compensation levels for the NEOs who will be continuing in their positions for 2010 and certain additional comparative information between 2009 and 2010. The compensation amounts shown in these tables represent a market analysis as of the date of grant, with long-term elements discounted to determine a current market value. The 2010 market analysis values performance shares and restricted stock granted based on a 30-day average price per share of $12.25 before discounting. The 30-day average share price was calculated over the period from January 14, 2010 to February 15, 2010. On the date of the Committee’s approval of awards, March 4, 2010, the average of the high and low prices for our stock was $13.99. The compensation amounts in this table reflect that fixed compensation (base salary) as a percent of total market value ranges from a low of 28.0% to a high of 40.1%; that performance-based compensation (annual plus long-term incentives) as a percent of total market value ranges from a low of 60% to a high of 72%; and that aggregate long-term compensation as a percent of Total Market Value from a low of 32.3% to a high of 46.7%.

Fiscal 2010 Grant Date Market Analysis

	Annual Opportunity			Long-Term Opportunity					Total
	Annualized			Long-Term			Restricted Stock (RS)		2010
	Base Salary	Annual Cash Incentive		Performance Incentive			and Stock Options (SO)		Opportunity
		Target
		Award as a			Share Award
		Percent		Cash		Assumed			Assumed
		of	Target	Award		Target		Assumed	Target
	Market	Base	Market	Market	Number	Market	Number	Market	Market
Name	Value ($)	Salary	Value ($)(1)	Value ($)(2)	of Shares	Value($)(2)	of Shares	Value ($)(2)	Value($)
Ronald A. Fromm	$860,000	100%	$860,000	$352,800	36,600	$352,800	68,000 RS	$707,880	$3,133,480

Mark E. Hood	378,275	60%	226,965	112,700	11,500	112,700	21,000 RS	218,610	1,049,250

Diane M. Sullivan	742,225	80%	593,780	220,500	22,500	220,500	41,000 RS	855,810	2,632,815
							50,000 SO

Richard M. Ausick	500,000	60%	300,000	102,900	10,500	102,900	20,000 RS	208,200	1,214,000

Mark D. Lardie	415,000	50%	207,500	102,900	10,500	102,900	20,000 RS	208,200	1,036,500

(1)	For this table, annual cash incentive is assumed to be paid at the target percentage of base salary. However, because the annual incentive plan provides for payout at 80% of the target award, to provide the target level payout shown in this table, the Company must achieve cumulative Adjusted EPS performance substantially in excess of the plan goal. If the plan goal for cumulative Adjusted EPS is the highest level achieved, which would only allow a payout of 80%, the following payout amounts would be made: Mr. Fromm — $688,000, Mr. Hood — $181,572, Ms. Sullivan — $475,024, Mr. Ausick — $240,000, and Mr. Lardie — $166,000.

(2)	For this table, the long-term performance incentives are assumed to be paid at target level. For 2010, the Committee granted performance units with half of the market value to be for performance shares and half of the market value to be a cash award. The target cash component, without discounting, was set at: Mr. Fromm — $441,000, Mr. Hood — $140,875, Ms. Sullivan — $275,625, Mr. Ausick — $128,625, and Mr. Lardie — $128,625. The current estimated value of the target cash award and the target performance share award, as shown in this table based on the discounted value, was used by the Committee to allocate market value between awards and to determine award levels.

The estimated value for long-term performance shares and equity grants was determined using a per share price of $12.25, representing a 30-day average share price calculated prior to the March 4, 2010 Committee meeting. After discounting, the value of these awards as a percent of the estimated share price was as follows: 80% for three-year performance incentives, 30% for stock options and 85% for restricted stock. To develop the compensation amounts consistent with the intended allocations, long-term cash awards were discounted to 80% of the nominal cash value. A 30-day average price was used for 2010 (rather than the six-month average used for 2009) because the stock price had become more stable than in the prior year end, in the Committee’s judgment, after input from Meridian, was a sufficiently long period to determine a representative and fair market value.

What is the Committee’s policy on deductibility of compensation?

The Committee’s policy is to establish and maintain a compensation program that maximizes the creation of long-term shareholder value. The Committee believes executive compensation programs should serve to achieve that objective, while also minimizing any effect of Section 162(m) of the Internal Revenue Code. Generally, Section 162(m) provides for an annual $1,000,000 limitation on the deduction an employer may claim for compensation of executive officers unless it is performance-based. Both the annual incentive plan and the long-term incentive plan awards are designed to use performance measures identified in our 2002 incentive plan, which has been approved by shareholders. In connection with the Committee’s approval of the incentive awards granted in 2009, the Committee selected metrics identified in the 2002 incentive plan approved by our shareholders so that the issuance of shares or cash pursuant to those plans would come within the Section 162(m) exception for performance-based compensation; and also reserved its right to exercise negative discretion and reduce awards based on individual performance and quality of earnings as allowed by the Section 162(m) exemption. To remain in compliance with the exception for performance-based compensation, all outstanding executive severance agreements with our NEOs were amended in 2009 to provide that following an involuntary or good reason termination, other than in connection with a change in control, any payout of the annual incentive award for the year of termination would be payable based on the degree of achievement and delayed until the Committee determines whether the award has been earned and is payable. For 2009, Mr. Fromm’s non-performance-based compensation exceeded the annual $1,000,000 limitation under Section 162(m) by less than $2,400 so that we were not able to deduct that excess amount for tax purposes. The Committee considers it important to retain flexibility to design compensation programs that are in the best interest of the Company and the shareholders.

Report of the Compensation Committee

The Compensation Committee of the Company has reviewed and discussed the CD&A required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the board that the CD&A be included in this proxy statement and the Company’s Annual Report on Form 10-K.

Compensation Committee
W. Patrick McGinnis, Chair
Julie C. Esrey
Patricia G. McGinnis
Michael F. Neidorff
Harold B. Wright

EXECUTIVE COMPENSATION

Summary Compensation

The following summary compensation table shows the compensation paid for 2009 to Mr. Fromm, Mr. Hood, the other three most highly-compensated executive officers who were serving as executive officers as of January 30, 2010, and one additional officer (Mr. Wood), for whom disclosures would be required but for the fact that he was not serving as an executive officer as of January 30, 2010 (our “Named Executives” or “NEOs”). Additional information for 2007 and 2008 is provided for individuals who were named executives for those years. The Company has entered into an executive severance agreement with each NEO, which provides for payments upon certain termination events and includes a non-compete covenant by the NEO. These agreements and the potential payments thereunder are described in the section entitled “Estimate of Payments Upon Termination and Change in Control.”

Summary Compensation Table

							Change in
							Pension
							Value and
						Non-Equity	Non-Qualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and Principal Position	Year	Salary(1)	Bonus(2)	Awards(3)	Awards(4)	Compensation(5)	Earnings(6)	Compensation(7)(8)	Total

Ronald A. Fromm	2009	$838,231		$511,571		$645,774	$906,882	$332,770	$3,235,228
Chairman of the Board	2008	850,000		1,231,200				335,211	2,416,411
and Chief Executive Officer	2007	850,000		1,692,000			1,192,124	437,887	4,172,011

Mark E. Hood	2009	369,808		166,140		174,107	44,986	59,674	814,715
Senior Vice President and	2008	372,692		304,000			29,136	49,634	755,462
Chief Financial Officer	2007	360,000		290,813			36,517	68,174	755,504

Diane M. Sullivan	2009	724,823		335,610		496,361	220,327	27,940	1,805,061
President and Chief	2008	735,000		828,400			34,695	83,266	1,681,361
Operating Officer	2007	731,923		687,375			201,719	112,575	1,733,592

Richard M. Ausick	2009	481,907		166,140		247,477	180,655	64,985	1,141,164
Division President — Famous	2008	445,846		304,000	$14,276		45,668	83,269	893,059
Footwear(9)	2007	481,000		317,250	95,658		192,423	136,552	1,222,883

Mark D. Lardie	2009	385,979	$51,000	102,270	46,680	166,709	39,439	81,117	873,194
Division President — Wholesale(10)

Joseph W. Wood	2009	524,634		166,140		314,362	227,866	77,061	1,310,063
Former President, Brown Shoe	2008	532,000		304,000			82,857	574,419	1,493,276
Retail(11)	2007	530,462		211,500	59,786		252,265	44,150	1,098,163

(1)	Amounts in this column may include cash amounts that were deferred pursuant to our deferred compensation plan, and which are reported in the table “Non-Qualified Deferred Compensation.”

(2)	In connection with our headquarters consolidation in 2008, we closed our Madison office and offered all employees who moved to St. Louis, except Mr. Wood, a one-time payment incentive, which resulted in a move incentive payment to Mr. Lardie of $51,000 in 2009.

(3)	Amounts in this column reflect, for each of the three years, the aggregate grant date fair value for awards of restricted stock and long-term performance shares, without regard to potential forfeitures. Grant date fair value has been determined by multiplying the average of the high and low prices of our stock on the date of grant by the number of restricted shares granted and by the number of performance shares granted, each as estimated by management at the time of grant as being probable of payout at target level. The grant date fair value of the 2009-2011 performance awards, based on the maximum number of shares reported in the “Grants of Plan-Based Awards” table rather than the target number used in this table to calculate 2009 stock awards compensation, was: Mr. Fromm — $405,240, Mr. Hood — $124,335, Ms. Sullivan — $248,670, Mr. Ausick — $124,335, Mr. Lardie — $75,983 and Mr. Wood — $124,335. The long-term performance awards are also described in the CD&A under the caption “Long-Term Performance Incentive.”

(4)	Amounts in this column reflect the fair value for these options, estimated at the date of grant using the Black-Scholes option pricing model. The fair value of stock options granted in 2009 was based on a Black Scholes value of $1.15 per share as of March 4, 2009, and the weighted average assumptions to calculate this fair value are indicated in Note 15 to our consolidated financial statements included in our 2009 Annual Report on Form 10-K.

(5)	The Non-Equity Incentive Plan Compensation column reflects the actual amount paid in March 2010 for the annual incentive awards approved in March 2009. The annual incentive awards are described in the CD&A under the caption “Annual Incentive.”

(6)	The NEOs participate in the Company’s qualified defined benefit pension plan and a non-qualified, unfunded SERP, and are eligible to participate in a non-qualified deferred compensation plan. Neither the SERP nor the non-qualified deferred compensation plan pays “above market” interest on amounts deferred.

These amounts are an estimate of the increase in the actuarial present value of the age 65 retirement accrued benefit under the Company’s tax-qualified pension plan that covers all employees and of the age 60 accrued benefit for the SERP that covers only selected executives. The change in actuarial value reflects the increase in value due to an additional year of credited service, increase in compensation level, increase in participant’s age, and changes in the actuarial assumptions between the measurement dates. For each year’s computation, these pension values were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s consolidated financial statements for the applicable year. For 2009, see the notes to the “Pension Benefits Table” for additional information regarding assumptions used in this calculation. This column includes amounts for Mr. Hood that he was not entitled to receive at our fiscal year-end because such amounts were not vested.

(7)	“All Other Compensation” reflects the Company’s incremental cost to provide the following benefits:

		Supplemental	Financial	Personal
	Company	Executive	and Tax	Use of		Tax
	401(k) Plan	Disability	Planning	Company	Relocation	Gross-
Name	Match	Insurance(a)	Services	Aircraft(b)	Expenses(c)	Up(c)	Other(d)	Total

Ronald A. Fromm	$9,214	$3,397	$17,070	$303,089	$—	$—	$—	$332,770
Mark E. Hood	8,579	1,954	600	48,541	—	—	—	59,674
Diane M. Sullivan	8,545	3,328	—	16,067	—	—	—	27,940
Richard M. Ausick	8,608	1,334	2,095	—	—	—	52,948	64,985
Mark D. Lardie	8,682	—	1,510	—	57,878	13,047	—	81,117
Joseph W. Wood	8,563	4,659	—	20,407	—	43,432	—	77,061

(a)	Our NEOs receive additional disability insurance to supplement the Company-sponsored program for all employees that has a maximum of $20,000 per month. The executive disability program provides an additional $4,000 per month and the executive may be entitled to receive a catastrophic benefit of $8,000 per month. The executive pays the cost of this program and the Company reimburses the executive for the cost of the premiums and includes the reimbursed amount on the individual’s W-2.

(b)	The incremental cost to the Company of personal use of Company aircraft is calculated based on the average variable operating costs to the Company. Variable operating costs include fuel, maintenance (including major maintenance), on-board catering, landing/ramp fees, crew travel expenses, and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of miles the Company aircraft flew to determine an average variable cost per mile. This average variable cost per mile is then multiplied by the miles flown for personal use (including additional miles for “dead-head” flights when the aircraft returns empty) to derive the incremental cost for personal miles flown, which is then increased by the Company’s lost tax deduction for these flights. This total is then divided by the number of personal miles flown to determine an “all-in” variable cost per mile and a total variable cost for each NEO based on miles flown. This methodology excludes fixed costs that do not change based on usage, such as pilots’ salaries, lease cost of the plane, and non-trip related hangar expenses. As this calculation method includes the variable costs for the miles flown, it is not affected by the number of passengers on the flight. Personal use of the corporate aircraft is included on the executive’s W-2 as taxable compensation using the Standard Industry Fare Level (“SIFL”) published by the Internal Revenue Service for each passenger, which is lower than the Company’s full actual cost. For 2009, taxable compensation for personal use of corporate aircraft reported on form W-2 was as follows: Mr. Fromm — $77,552, Mr. Hood — $7,256, Ms. Sullivan — $4,013, and Mr. Wood — $4,699. As a result, the Company’s tax deductions on its federal tax return are limited to the SIFL rate and the Company foregoes the benefit of a tax deduction on the difference. On certain occasions, a NEO’s spouse or other family members may accompany an executive on a flight. No additional direct operating cost is incurred in such situations under the foregoing methodology because the costs would not be incremental. In addition, use of Company aircraft to attend industry-related meetings and board meetings of certain charitable organizations that have been approved in advance by the board as being related to the Company’s business is not deemed to be personal use for purposes of this table or for tax purposes.

(c)	For Mr. Lardie, includes expenses incurred in connection with the Company’s relocation of employees moving from Madison, Wisconsin to St. Louis, Missouri as part of our 2008 headquarters consolidation, all of which were in accordance with the standard plan except for a payment of $22,744 over the $10,000 standard incidentals allowance. Our standard relocation plan provides for tax gross-up payments, and those amounts are included in the Tax Gross-Up column. The relocation benefits made available to Mr. Lardie in 2009 and to Mr. Wood in 2008 are also discussed in the CD&A under the caption “What perquisites do the NEOs receive?”

(d)	Includes a cash supplement payable to Mr. Ausick for the period while he was living in New York City at the request of the Company, and will not be payable in 2010 as he moved to St. Louis in late 2009. Incremental costs for personal use of club memberships are paid directly by the NEO and are not included herein. The Company’s estimate for personal usage of club membership has also been omitted because it was less than $200.

(8)	In addition to the personal benefits identified in Note 7, our NEOs are eligible to receive standard health and welfare benefits available to all employees, as well as a match of charitable giving to institutions of higher education and arts and cultural organizations aggregating up to $5,000 per year per individual, which benefits are available to all employees and not reflected in this table. The Company purchases tickets to certain sporting, civic, cultural, charity and entertainment events. We use these tickets for business development, partnership building, charitable donations and to maintain our community involvement. If not used for business purposes, we may make these tickets available to our employees, including our NEOs, as a form of recognition and reward for their efforts. Because we had already purchased these tickets, we do not believe that there is any aggregate incremental cost to us if a NEO uses these tickets for personal purposes.

(9)	Mr. Ausick served as Division President — Brown Shoe Wholesale through January 18, 2010, when he was promoted to his current position.

(10)	Mr. Lardie served as Senior Vice President, General Merchandise Manager at Famous Footwear until January 18, 2010, when he was promoted to his current position and became an executive officer of the Company. Mr. Lardie was not a named executive officer in the Company’s 2007 or 2008 proxy statements; therefore, this table does not provide compensation information for him for those years.

(11)	Mr. Wood served as President, Brown Shoe Retail through January 18, 2010, when Mr. Ausick assumed principal executive responsibility for our Famous Footwear division.

Grants of Plan-Based Awards

The Committee generally grants stock and other incentive awards at its March meeting in connection with its review of executives’ performance during the previous year. For new hires and promotions, mid-year grants are generally made at the next meeting of the Committee. Pursuant to our 2002 incentive plan, the Committee granted both cash and equity incentive awards during 2009, including the annual and long-term performance incentive awards, time-vested restricted stock and stock options. Additional information about plan-based awards granted in 2009 is included within the CD&A under the caption “How did the Committee set the NEOs’ compensation for 2009?”

The following table shows information with respect to awards granted to the NEOs during the past fiscal year under the 2002 incentive plan:

Grants of Plan-Based Awards

								All Other	All Other		Grant
								Stock	Option		Date Fair
								Awards:	Awards:	Exercise	Value of
		Estimated Future Payouts			Estimated Future Payouts			Number	Number of	or Base	Stock
		Under Non-Equity Incentive Plan			Under Equity Incentive Plan			of Shares	Securities	Price of	and
		Awards(2)			Awards(3)			of Stock	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name/Award	Date(1)	($)	($)	($)	(#)	(#)	(#)	(#)(4)	(#)	($/Share)(5)	($)(6)

Ronald A. Fromm
Annual Incentive	3/5/2009	$226,058	$753,525	$1,507,050
3 Year Perf. Award	3/23/2009				8,800	88,000	132,000				$270,160
Restricted Stock	3/5/2009							82,675			241,411

Mark E. Hood
Annual Incentive	3/4/2009	60,947	203,156	406,312
3 Year Perf. Award	3/23/2009				2,700	27,000	40,500				82,890
Restricted Stock	3/4/2009							25,000			83,250

Diane M. Sullivan
Annual Incentive	3/4/2009	173,754	579,180	1,158,360
3 Year Perf. Award	3/23/2009				5,400	54,000	81,000				165,780
Restricted Stock	3/4/2009							51,000			169,830

Richard M. Ausick
Annual Incentive	3/4/2009	85,636	285,453	570,906
3 Year Perf. Award	3/23/2009				2,700	27,000	40,500				82,890
Restricted Stock	3/4/2009							25,000			83,250

Mark D. Lardie
Annual Incentive	3/4/2009	57,623	192,075	384,150
Stock Options	3/4/2009								40,500	$3.33
3 Year Perf. Award	3/23/2009				1,650	16,500	24,750				50,655
Restricted Stock	3/4/2009							15,500			51,615

Joseph W. Wood
Annual Incentive	3/4/2009	110,044	366,814	733,628
3 Year Perf. Award	3/23/2009				2,700	27,000	40,500				82,890
Restricted Stock	3/4/2009							25,000			83,250

(1)	The grant date is the date the Committee approved the award.

(2)	These columns show the range of cash payouts under the annual incentive award for 2009, based in part on the level of Adjusted EPS achieved, with our achievement level on the second metric potentially increasing or decreasing the payout (but in no event less than the minimum or more than the maximum payout). To the extent the Company’s performance exceeds the minimum performance Adjusted EPS level (plus, for division level plans, the minimum net sales level for the division), the award is payable at a minimum of 30% of the target award amount; and the maximum payout is 200% of the target award amount. Payout of these awards also considers achievement of the NEO’s personal objectives. See section entitled “Annual Incentive” in the CD&A. The amounts set forth in this table were based on the NEO’s base salary in effect at the date of grant, although payment of the earned award (as shown in the Summary compensation Table) was based on the NEO’s salary in effect at the end of the year.

(3)	These columns show the range of share payouts under the long-term performance share awards granted in 2009 with respect to performance over 2009-2011. To the extent the Company’s performance exceeds the minimum performance criteria (being cumulative three-year Adjusted EPS of at least $0.88 per share), the award is payable for no less than 10% of the target number of shares awarded. To have payment at the target number of shares awarded, in most instances cumulative Adjusted EPS must be at least $1.26 per share. Payout of these awards is also dependent on performance achieved for the second metric (EBITDA/Net Assets). The actual number of shares that will be paid out at the end of the performance period, if any, generally cannot be determined prior to completion of the performance period because the amounts earned will be based upon our future performance, but in no event will payout be made unless this minimum Adjusted EPS level is satisfied. This award is subject to clawback. See section entitled “Long-Term Performance Incentive” in the CD&A.

(4)	The restricted stock grants cliff vest at four years from the grant date. Dividends are paid on shares of restricted stock, when and if declared, at the same rate as paid to all shareholders. None of these restricted shares granted in 2009 were forfeited during the year.

(5)	The stock option exercise price is based on the average of the high and low price for the Company’s stock on the grant date. These options have a 10-year term and vest in nine installments over the term.

(6)	Grant date fair value for awards is calculated as follows: (a) for restricted stock, by multiplying the number of shares granted by the average of the high and low price of the Company’s stock on the grant date ($3.33 on March 4, 2009 and $2.92 on March 5, 2009), which were the dates of Compensation Committee approval; (b) for option awards, by using the Black-Scholes option pricing model ($1.15 per share on March 4, 2009), as described in Note 4 to the Summary Compensation Table; and (c) for long-term performance shares, by multiplying the target number of performance shares by the average of the high and low price of the Company’s stock on the grant date ($3.07 on March 23, 2009), which was the date of the Committee’s approval. This value does not reflect estimated forfeitures or awards actually forfeited during the year; none of these awards were forfeited by the NEOs during the year.

The actual value, if any, to be realizable on the performance share awards will depend on both the number of shares issued at the end of the performance period (based on company performance) and the market price of the stock on the date the shares are issued. The actual value realizable by the executive with respect to a grant of restricted stock will depend on the market value of the shares when the executive sells the shares following the lapse of restrictions. The actual value, if any, that will be realized upon the exercise of a stock option, will depend upon the difference between the exercise price of the stock option and the market price of the stock on the date the option is exercised.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information with respect to the unexercised options, restricted stock (non-vested) and performance share awards (“Perf”) held by the NEOs as of January 30, 2010, our fiscal year-end, and includes a column for current market value for these awards.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
								Equity Incentive Plan
									Market or
								Number of	Payout
								Unearned	Value of
						Number	Market	Shares,	Unearned
						of Shares or	Value of	Units or	Shares,
		Number of	Number of			Units of	Shares or	Other	Units or
		Securities	Securities			Stock	Units of	Rights	Other
	Grant	Underlying	Underlying	Option		That Have	Stock That	That	Rights
	Date or	Unexercised	Unexercised	Exercise	Option	Not	Have Not	Have Not	That Have
	Performance	Options (#)	Options (#)	Price	Expiration	Vested	Vested	Vested	Not Vested
Name	Period	Exercisable(1)	Unexercisable(1)	($)(2)	Date	(#)(3)	($)(4)	(#)(5)	($)(5)

Ronald A. Fromm	3/6/2003			$		2,813	$34,459		$
	3/4/2004	11,251		17.34	3/04/2014
	3/3/2005	45,000		14.91	3/03/2015
	3/2/2006					33,750	413,438
	3/8/2007					24,000	294,000
	3/5/2008					53,000	649,250
	3/5/2009					82,675	1,012,769
	Perf 2008-10							-0-	-0-
	Perf 2009-11							132,000	1,617,000

Total		56,251				196,238	2,403,916	132,000	1,617,000

Mark E. Hood	12/6/2006	11,249	3,751	32.91	12/6/2016	7,500	91,875
	3/8/2007					2,250	27,563
	3/5/2008					13,000	159,250
	3/4/2009					25,000	306,250
	Perf 2008-10							-0-	-0-
	Perf 2009-11							40,500	496,125

Total		11,249	3,751			47,750	584,938	40,500	496,125

Diane M. Sullivan	1/5/2004	112,500		16.54	1/5/2014	14,063	172,272
	3/3/2005	45,000		14.91	3/3/2015
	3/2/2006	16,875	5,625	21.20	3/2/2016	28,125	344,531
	3/8/2007					7,500	91,875
	3/5/2008					35,000	428,750
	3/4/2009					51,000	624,750
	Perf 2008-10							-0-	-0-
	Perf 2009-11							81,000	992,250

Total		174,375	5,625			135,688	1,662,178	81,000	992,250

Richard M. Ausick	1/2/2002	8,918		7.07	1/2/2012		—
	3/6/2003	5,625		11.37	3/6/2013	1,406	17,224
	3/4/2004	16,874		17.34	3/4/2014	2,250	27,563
	3/3/2005	16,876		14.91	3/3/2015
	3/2/2006	5,062	1,688	21.20	3/2/2016	11,250	137,813
	8/22/2006	5,625	1,875	21.41	8/22/2016	7,500	91,875
	3/8/2007	2,999	3,000	35.25	3/8/2017	3,000	36,750
	3/5/2008	625	1,875	15.20	3/5/2018	13,000	159,250
	3/4/2009					25,000	306,250
	Perf 2008-10							-0-	-0-
	Perf 2009-11							40,500	496,125

Total		62,604	8,438			63,406	776,725	40,500	496,125

	Option Awards					Stock Awards
								Equity Incentive Plan
									Market or
								Number of	Payout
								Unearned	Value of
						Number	Market	Shares,	Unearned
						of Shares or	Value of	Units or	Shares,
		Number of	Number of			Units of	Shares or	Other	Units or
		Securities	Securities			Stock	Units of	Rights	Other
	Grant	Underlying	Underlying	Option		That Have	Stock That	That	Rights
	Date or	Unexercised	Unexercised	Exercise	Option	Not	Have Not	Have Not	That Have
	Performance	Options (#)	Options (#)	Price	Expiration	Vested	Vested	Vested	Not Vested
Name	Period	Exercisable(1)	Unexercisable(1)	($)(2)	Date	(#)(3)	($)(4)	(#)(5)	($)(5)

Mark D. Lardie	3/3/2005	4,500		14.91	3/3/2015
	3/2/2006					4,500	55,125
	8/22/2006	5,625	1,875	21.41	8/22/2016	3,750	45,938
	3/8/2007	3,000	3,000	35.25	3/8/2017	6,000	73,500
	3/5/2008	625	1,875	15.20	3/5/2018	10,000	122,500
	3/4/2009		40,500	3.33	3/4/2019	15,500	189,875
	Perf 2008-10							-0-	-0-
	Perf 2009-11							24,750	303,188

Total		13,750	47,250			39,750	486,938	24,750	303,188

Joseph W. Wood	2/7/2002					5,625	68,906
	3/6/2003					1,406	17,224
	3/4/2004	33,751		17.34	3/4/2014
	3/3/2005	32,508		14.91	3/3/2015
	3/2/2006					9,000	110,250
	3/8/2007	1,875	1,875	35.25	3/8/2017
	3/5/2008					13,000	159,250
	3/4/2009					25,000	306,250
	Perf 2008-10							-0-	-0-
	Perf 2009-11							40,500	496,125

Total		68,134	1,875			54,031	661,880	40,500	496,125

(1)	All stock options listed in the table have a term expiring ten years after the grant date and vest based on service. Except for the option granted to Mr. Lardie on March 4, 2009, which vests ratably in nine installments commencing one year after the grant date; all other options vest at a rate of 25% on each anniversary of the grant date over four years.

(2)	The stock option exercise price is based on the average of the high and low price for the Company’s stock on the grant date.

(3)	Grants of restricted stock made through 2005 vest on anniversary dates as to 50% of the shares after four years from the date of the grant, an additional 25% after six years and the remaining 25% after eight years. Grants of restricted stock made in 2006 through 2009 cliff vest on the fourth anniversary of the grant date. Subject to earlier forfeiture or accelerated vesting, unvested restricted stock outstanding on January 30, 2010 will vest as follows:

Grant Date	Vesting Schedule

2/7/2002	100% on 2/7/2010
3/6/2003	100% on 3/6/2011
1/5/2004	100% on 1/5/2012
3/4/2004	50% on 3/4/2010 and 50% on 3/4/2012
3/2/2006	100% on 3/2/2010
8/22/2006	100% on 8/22/2010
12/6/2006	100% on 12/6/2010
3/8/2007	100% on 3/8/2011
3/5/2008	100% on 3/5/2012
3/4/2009	100% on 3/4/2013
3/5/2009	100% on 3/5/2013

(4)	The fiscal year-end market value of unvested restricted stock is calculated by multiplying the number of unvested shares by $12.25, the closing price for our stock at January 29, 2010, the last trading day of 2009.

(5)	Performance share awards granted in 2008 and 2009 do not vest until completion of the performance period, and the amount ultimately earned depends on whether we have met applicable performance criteria. Subject to meeting the minimum required level of Adjusted EPS, the 2008-2010 award is payable in cash equivalent value up to a maximum of 200% of the target number of shares subject to the award; and the 2009-2011 award is payable in shares at a maximum of 150% of target.

In preparing our 2009 consolidated financial statements, we have estimated that the probable payout on the 2009-2011 performance awards is 150% of the target number of award shares. The potential payout value has been calculated by multiplying the year-end unearned award shares by $12.25, the closing price of our stock on January 29, 2010, the last trading day of 2009. The 2008-2010 performance award has been estimated as not probable of payment, and therefore, for purposes of this table only, is shown at the threshhold (minimum) possible payout level. To determine the threshold payout, it is assumed that the award’s minimum level of Adjusted EPS has been satisfied, but that the lowest level on the second metric (compound annual sales growth of 0.01%) has not been satisfied, with the result that there is no payout on the award. The performance share awards granted in 2007 to cover the performance period of 2007-2009 are not shown in this table as the awards expired as of 2009 year-end.

Option Exercises and Stock Vested

The following table shows information regarding stock options exercised and vesting of restricted stock and performance shares during 2009, and the Value Realized On Vesting is calculated prior to payment of applicable withholding tax.

Stock Option Exercises and Stock Vested

	Stock Option Awards	Stock Awards
		Number of Shares
	Number of Shares	Acquired on Vesting
	Acquired on	Restricted	Performance	Value Realized
Name	Exercise	Stock	Shares	On Vesting(1)

Ronald A. Fromm	—	2,812	—	$7,142
Mark E. Hood	—	—	—	—
Diane M. Sullivan	—	14,062	—	142,870
Richard M. Ausick	—	7,030	—	59,819
Mark D. Lardie	—	—	—	—
Joseph W. Wood	—	1,405	—	3,569

(1)	The values shown for restricted stock were calculated by multiplying the number of shares vested by the average of the high and low prices of our stock on the vesting date. These numbers have not been reduced to reflect shares that were withheld to pay taxes and were not issued to the NEO.

Retirement Plans

Pension Plan

All salaried employees, including our NEOs, are eligible to participate in the Brown Shoe Company, Inc. Retirement Plan (“Pension Plan”) after 12 months of employment, working at least 1,000 hours and the attainment of 21 years of age. Plan participants who have completed five continuous years of employment with the Company are vested and earn the right to receive certain benefits upon retirement at the normal retirement age of 65 or upon early retirement on or after age 55. If the plan participant retires between the ages of 55 and 65 after at least 10 years of service, he or she is eligible for a subsidized monthly early retirement pension that is reduced 1/15 for each of the five years and 1/30 for each of the next five years that commencement of payment precedes age 65. The early retirement benefit is not subsidized if the participant has not completed 10 years of service, but is actuarially reduced to reflect payment prior to age 65. Of our NEOs, Mr. Fromm is eligible for the subsidized early retirement benefit and Mr. Ausick and Mr. Wood are eligible for actuarially reduced early retirement benefits under the Pension Plan.

The amount of monthly pension benefits is calculated based on years of service using a two-rate formula applied to each year of pension service. Generally, a participant receives credit for one year of service for each 365 days of full-time employment as an eligible employee with the Company, up to 35 years. A service credit of 0.825% is applied to that portion of the average annual salary for the five highest consecutive years during the last ten-year period that does not exceed “covered compensation,” which is the 35-year average compensation subject to FICA tax based on a participant’s year of birth; and a service credit of 1.425% is applied to that portion of the average salary during those five years that exceeds said level. Annual earnings covered by the Pension Plan consist of wages, commissions, bonuses based on a percentage of base salary, and employee deferrals to a 401(k) saving plan, while all other amounts are excluded. For highly paid employees, benefits are limited pursuant to certain provisions of the Internal Revenue Code (including, among others, the limitation on the amount of annual compensation for purposes of calculating eligible benefits for a participant under a qualified retirement plan ($245,000 in 2010).

The accumulated benefit a participant earns under the Pension Plan is payable starting after retirement based on the participant’s choice of payment option, including an annuity for the participant’s life, joint and survivor annuity, ten year certain and life annuity, Social Security level income option, and, only for benefits accrued before December 31, 1993, a lump sum payment. All forms of benefit are actuarially equivalent to the single life annuity.

Supplemental Executive Retirement Plan (SERP)

Certain key management employees who are participants in the Pension Plan, including the NEOs, are also eligible to participate in our SERP. The basic purpose of the SERP is to enable highly paid executives to receive pension benefits at a level commensurate with their earnings; and for this purpose, an individual’s earnings includes amounts deferred under the Company’s deferred compensation plan. More specifically, the Internal Revenue Code generally places a limit on the amount of annual pension that can be paid from a tax-qualified plan ($195,000 in 2010) as well as on the amount of annual earnings that can be used to calculate a pension benefit ($245,000 in 2010). For this reason, the Company maintains the SERP as a “non-tax qualified” plan that pays eligible participating employees the difference between the amount payable under the tax-qualified plan and the amount they would have received without the qualified plan’s limit. Thus, the SERP replaces a benefit that higher-earning employees lose under the tax-qualified pension plan. All benefits are payable as lump sums, and payments are made immediately in the event of a change in control. In addition, certain terms of the SERP enhance the benefits payable to employees who were plan participants prior to January 1, 2006, such as: an increase in the benefit formula for base salary in excess of covered compensation (from 1.425% to 1.465%); an unreduced early retirement benefit at age 60 provided the participant has at least ten years service, and increased death benefits (from 50% to 75% in the event of death prior to age 55 and from 50% to 100% in the event of death after age 55). The SERP is unfunded and all payments to a participant will be made from our general assets; accordingly, these benefits are subject to forfeiture in the event of bankruptcy.

Upon a change in control, the SERP provides that vesting requirements will be waived and the lump sum value of the participant’s benefit will become immediately payable notwithstanding that the participant remains employed. Pursuant to our severance agreements, in the event of the participant’s termination following a change in control, the participant will be credited with up to three additional years of service. Under the SERP, a “change in control” is defined in the same manner as in the executive severance agreements, as described in the section “Payments on Termination and Change in Control.”

Messrs. Fromm, Wood and Ausick and Ms. Sullivan participated in the SERP prior to 2006, and based on their earlier enrollment date, they are “grandfathered” under the pre-2006 plan provisions for certain enhanced benefits. As currently operated for newer participants (such as Mr. Hood and Mr. Lardie), the SERP functions as a restoration plan and does not provide the enhanced benefits. Of our NEOs, only Mr. Fromm is currently eligible for a subsidized early retirement benefit under the SERP. (Mr. Ausick and Mr. Wood could retire immediately but would not be eligible for the SERP early retirement subsidy.)

Pension Benefits Table

The table below quantifies the present value of the future benefits payable under the Company’s two defined benefit pension plans (the Pension Plan and the SERP) for the NEOs as of January 30, 2010.

		Number of	Present Value of
		Years Credited	Accumulated	Payments During
Name	Plan Name	Service(#)(1)	Benefit($)	Last Fiscal Year($)

Ronald A. Fromm(4)	Pension Plan	23	$512,719(2)	$—
	SERP	23	5,616,303(3)	—

Mark E. Hood(5)	Pension Plan	3	67,526(2)	—
	SERP	3	49,656(3)	—

Diane M. Sullivan(4)	Pension Plan	6	105,998(2)	—
	SERP	6	698,858(3)	—

Richard M. Ausick(4)	Pension Plan	8	157,595(2)	—
	SERP	8	630,827(3)	—

Mark D. Lardie(4)	Pension Plan	5	60,506(2)	—
	SERP	5	53,926(3)	—

Joseph W. Wood(4)	Pension Plan	8	226,453(2)	—
	SERP	8	810,684(3)	—

(1)	The years of credited service are based on actual service and do not reflect additional credited service that might be applicable in the event of a change in control under the executive severance agreements.
(2)	For the Pension Plan, the calculation of the present value of the accumulated benefit assumes:
	—	each participant’s benefit commences at age 65, the age at which retirement may occur without any reduction in benefits, discounted to January 30, 2010 using a discount rate of 6%;
	—	the benefits accrued after 1993 are payable as a single life annuity;
	—	post-retirement mortality based on the RP2000 static tables projected to 2017, as required by the Pension Protection Act for 2010 funding calculations; and
—
benefits for Mr. Fromm accrued prior to 1994 are paid as a lump sum. The present value is based on the same discount rate of 6% and post-retirement mortality based on the unisex mortality table published by the IRS for 2010 lump sum payments.
(3)
For the SERP, the calculation of the present value of the accumulated benefit assumes that each participant’s benefit is payable as a lump sum commencing at the later of age 60 or ten years of service, the age at which retirement may occur without any reduction in benefits, discounted to January 30, 2010 using a discount rate of 6.0%, and post-retirement mortality based on the unisex mortality table published by the IRS for 2010 lump sum payments.
(4)
Five of our NEOs are currently vested in the SERP. If any of the vested NEOs left the Company as of January 30, 2010, then in lieu of the amounts shown in this table, they would have been eligible for a lump sum payment from the SERP in the following approximate amounts: Mr. Fromm — $5,943,744 (which includes an additional retirement subsidy), Ms. Sullivan — $482,810, Mr. Ausick — $409,432, Mr. Lardie — $60,584, and Mr. Wood — $856,739. This lump sum would not be payable until July 31, 2010 and would also include interest for the six month delay in payment. Although Mr. Ausick and Mr. Wood are eligible to retire under the Pension Plan, they are not eligible for an additional retirement subsidy from the SERP. All lump sum payments are determined based on the 2010 unisex mortality table published by the IRS and interest rates of 3.24% for payments prior to January 31, 2015; 5.02% for payments after January 31, 2015 and prior to January 31, 2029; and 5.32% for payments after January 31, 2030.
(5)	As of January 30, 2010, Mr. Hood was not vested in either the Pension Plan or the SERP; thus, he would not have been entitled to receive these amounts had he left the Company on that date.

Savings Plan (401(k) Plan)

Substantially all of our salaried employees, including the NEOs, are eligible to participate in the Brown Shoe Company, Inc. 401(k) Plan, a defined contribution plan qualified under sections 401(a) and 401(k) of the Internal Revenue Code. Eligible employees may elect to contribute the lesser of up to 30% of their annual salary or the limit prescribed by the Internal Revenue Service to the 401(k) Plan on a before-tax basis. Annual salary includes salary, commissions, wages, overtime pay, foreign service premium payments, bonuses paid under a formal bonus program and pre-tax amounts contributed to this plan or a Section 125 Cafeteria Plan. The Company will match 75% on the first 2% of pay that is contributed to the 401(k) Plan and 50% of the next 4% of pay contributed. The matching contributions initially are invested in the Company’s stock. Participants choose to invest their account balances from an array of investment options as selected by plan fiduciaries from time to time, although only Company matching contributions can be invested in the Company stock fund. The 401(k) Plan is designed to provide for distributions in a lump sum or installments after termination of service. However, loans and in-service distributions under certain circumstances, such as hardship, are permitted. Employee contributions to the 401(k) Plan are fully-vested upon contribution while matching contributions are subject to a three-year vesting requirement.

Non-Qualified Deferred Compensation

Commencing January 1, 2008, selected key executives, including the NEOs, became eligible to participate in a deferred compensation plan. Under this plan, a NEO may elect to defer annually the receipt of up to 50% of base salary and up to 100% of other approved compensation (with deferral of annual incentive awards authorized by the Compensation Committee for deferral), and thereby delay taxation of these deferred amounts until actual payment of the deferred amount in future years. At the participant’s election, payments can be deferred until a specific date at least three years after the year of deferral or until termination of employment (subject to earlier payment in the event of a change of control), and can be paid in a lump sum or in up to 15 annual installments. Separate deferral elections can be made for each year; and in limited circumstances, existing payment elections may be changed. The amounts deferred are credited to accounts that mirror the gains and/or losses of several different publicly-available investment funds (with eight choices available in 2009), based on the participant’s election; and the investment funds available are expected to be substantially similar to the mutual fund-type investments available from time to time under our 401(k) Plan. Accordingly, above-market earnings will not result under this plan. In 2009, the rate of return for these accounts provided a rate of return ranging from 39% to 85%.

In general, the participant can receive “in-service” hardship withdrawals, but withdrawals not based on hardship are not allowed while still employed. The Company is not required to make any contributions to this plan and has unrestricted use of any amounts deferred by participants. Although the Company has established a “Rabbi Trust” to invest funds equal in amount to compensation that has been deferred, the deferred compensation plan is an unfunded, nonqualified plan, for which the benefits are to be paid out of our general assets and subject to forfeiture in the event of bankruptcy or liquidation. The plan is subject to the requirements of Section 409A of the Internal Revenue Code, and if a participant is considered a “specified employee” on his or her separation date, Section 409A requires the delay of payments for six months after such date.

The following table shows contributions and earnings during 2009 and the account balances as of January 30, 2010 (the last business day of 2009) for our NEOs under the deferred compensation plan.

				Aggregate	Aggregate
	Executive	Company	Aggregate	Withdrawals/	Balance at
	Contributions in	Contributions in	Earnings in	Distributions in	Last Fiscal
Name	2009(1)	2009	2009	2009	Year-End(2)

Ronald A. Fromm	$230,769	$—	$149,559	$—	$705,405
Mark E. Hood	6,923	—	1,021	—	14,572
Diane M. Sullivan	—	—	—	—	—
Joseph W. Wood	—	—	—	—	—
Richard M. Ausick	—	—	3,496	—	15,672

(1)	These amounts represent the executive’s contributions during 2009, and were also included in the “Salary” column in the Summary Compensation Table for 2009.

(2)	In addition to the NEO’s contributions in 2009, the following amounts were reported in the Summary Compensation Table in prior years (Mr. Fromm — $453,846, Mr. Hood — $6,865 and Mr. Ausick — $15,059).

Payments on Termination and Change in Control

The Company is not a party to traditional employment agreements with its NEOs, but it does have an executive severance agreement with each of them. These agreements provide that if the NEO is terminated by the Company without cause, or following a change in control either terminates “for good reason” or is terminated by the Company, the NEO would be subject to a non-compete agreement and be entitled to certain payments or benefits in addition to those otherwise available under our incentive plans, retirement plan and SERP. The executive severance agreement for Mr. Fromm also provides benefits in the event of a termination for good reason.

Our 2002 incentive plan contains “single trigger” provisions in the event of a change in control. Thus, our incentive plan provides that in the event of a change in control (even if the executive remains with the Company after the change in control and even if stock options are assumed or restricted shares are substituted by the surviving company), all restricted stock and stock options will immediately vest and outstanding incentive awards will be payable at target level and prorated based on the period of service. Our SERP also provides “single trigger” benefits following a change in control. Therefore, a SERP participant’s benefits will vest in full upon a change in control, with an enhanced benefit if the participant is under age 60. The executive severance agreements, however, generally provide for “double trigger” benefits if employment is terminated following a change of control, whether by the Company for cause or by the executive for good reason.

Under our 2002 incentive plan, a “change in control” generally consists of any of the following: any person acquires more than 30% of the Company’s stock through a tender offer, exchange offer or otherwise; the Company is liquidated or dissolved following a sale of substantially all of its assets; or the Company is not the surviving parent corporation following a merger or consolidation. Under the executive severance agreements, the SERP and the deferred compensation plan, a “change in control” results when: any person acquires 30% or more of the Company’s stock (other than acquisitions directly from the Company); or the incumbent board (and their successors approved by at least two-thirds of the directors then in office) cease to constitute a majority of the board; or the consummation of a merger, consolidation or reorganization or sale of substantially all of the Company’s assets, unless our shareholders prior to the transaction hold more than 65% of the voting securities of the successor or surviving entity in substantially the same proportion as prior to the transaction.

Additional Benefits on Termination and Change in Control

The following table shows the types of additional or accelerated benefits that result on change in control and certain other events of termination for our NEOs. The definitions for a “good reason” termination and “Change in Control” are included in the discussion of “Executive Severance Agreements” herein, and the definition of “Change in Control” under our 2002 incentive plan is provided in the preceding paragraph. The source of the additional benefits is identified by the background color, as follows: 2002 incentive plan or SERP (darker gray background) or the executive severance agreements (light gray background):

Additional Benefits on Termination and Change in Control (CIC)

					Involuntary		Severance or Good
	Voluntary			Permanent	Termination, not for	CIC, but No	Reason Termination
	Separation	Death	Retirement	Disability	Cause	Termination	After CIC
Additional Cash (salary)	None	None	None	None	1x or 2x highest salary in past 12 months	None	2x or 3x highest salary in past 12 months

Stock Option	Forfeit unvested				Accelerate 1 or 2 years’ vesting	Accelerate all	Accelerate all

Restricted Stock	Forfeit unvested	Accelerate all		Forfeit unvested	Accelerate 1 or 2 years’ vesting	Accelerate all	Accelerate all

Annual Incentive (Bonus) for Year	Forfeit	At end of performance period, prorated payout based on performance achieved			Payout based on performance achieved, prorated for time served.	Payout based on target, prorated for time served prior to CIC.

Additional Bonus	N/A	N/A			1x or 2x amount equal to target bonus	N/A	2x or 3x amount equal to target bonus

Long-Term Incentive	Forfeit except for the LTIP ending FYE’ 09	At end of performance period for each LTI, prorated payout based on performance achieved			No effect	Payout based on target as to all outstanding awards, prorated for time served prior to CIC.

SERP	Lump sum payment (may be reduced in the event of death)

Based on: lump sum value of the accumulated benefit, and

	Benefit based on actual years of service						2 or 3 yrs extra service credited

	Benefit based on age at termination					If under age 60, enhanced to pay as if retirement age (for pre-2006 participants only)

	Payable only if vested (5 yrs)					Accelerates vesting

	Payable 6 months after termination (30 days after death)					Payable 30 days after CIC

Welfare Benefits	N/A				12 or 24 months medical/dental	N/A	24 or 36 months medical/dental

Outplacement	N/A				Available	N/A	Available

Tax Reimbursement	N/A				N/A	N/A	Modified available(1)

(1)	Relates to reimbursement for excise taxes (and gross-up for income taxes and FICA thereon) if the total payments deemed to be “parachute” payments exceed the Internal Revenue Code limit by more than 10%. Individuals receiving payments that exceed the limit by less than 10% would have their payments reduced to that limit to avoid any excise tax.

Estimate of Payments Upon Termination and Change in Control

The following table includes estimates of potential payments upon termination as if our NEOs had terminated as of January 29, 2010 (the last business day of 2009), including the value of already-vested benefits as well as the acceleration of unvested benefits upon change of control. The termination scenarios covered by the table include voluntary termination both prior to and following a change in control, and involuntary (or good reason) termination following a change in control (“CIC”), as well as death, permanent disability and retirement (at age 65). Except for voluntary termination, payments under certain termination scenarios reflect acceleration of award rights under our 2002 incentive plan or additional benefits receivable under our executive severance agreements or SERP, none of which are available to all employees. This table does not reflect benefits available to all employees (such as our 401(k) Plan and Pension Plan) or benefits for which the Company made no contribution (such as our deferred compensation plan).

Estimate of Payments Upon Termination and Change in Control Table

	No Change in Control						Within 24 Months After CIC
		Good	Involuntary					Involuntary
		Reason	Termination					or Good
	Voluntary	Termin-	Not for				Voluntary	Reason
Name	Termination	ation(1)	Cause	Death	Disability	Retirement	Termination	Termination

Ronald A. Fromm
Additional Payments on CIC or Termination
Annual Incentive-2009(2)		$645,774	$645,774	$645,774	$645,774	$645,774	$765,000	$765,000
Cash Severance(3)		3,230,000	3,230,000					4,845,000
Accelerated Equity(4)		741,897	741,897	2,403,916		2,403,916	2,403,916	2,403,916
Long-term Incentive(5)				1,024,482	1,024,482	1,024,482	1,024,482	1,024,482
SERP(6)							264,199	1,135,467
Medical/Outplacement(7)		39,327	39,327					43,990

Total Additional	$-0-	4,656,998	4,656,998	4,074,172	1,670,256	4,074,172	4,457,597	10,217,855

Already-Vested Benefits
Options (Spread)(8)	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
SERP(9)	5,943,744	5,943,744	5,943,744	5,874,655	5,943,744	5,943,744	5,943,744	5,943,744

Total Already-Vested	5,943,744	5,943,744	5,943,744	5,874,655	5,943,744	5,943,744	5,943,744	5,943,744

TOTAL Additional Plus Vested Benefits	5,943,744	10,600,742	10,600,742	9,948,827	7,614,000	10,017,916	10,401,341	16,161,599

Mark E. Hood
Additional Payments on CIC or Termination
Annual Incentive-2009(2)			174,107	174,107	174,107		206,250	206,250
Cash Severance(3)			1,162,500					1,743,750
Accelerated Equity(4)			119,438	584,938			584,938	584,938
Long-term Incentive(5)				273,546	273,546		273,546	273,546
SERP(6)							54,272	169,932
Medical/Outplacement(7)			44,614					51,921
Tax Reimbursement(10)								712,159

Total Additional	-0-	-0-	1,500,659	1,032,591	447,653	-0-	1,119,006	3,742,496

Already-Vested Benefits
Options (Spread)(8)	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
SERP(9)	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Total Already-Vested	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

TOTAL Additional Plus Vested Benefits	-0-	-0-	1,500,659	1,032,591	447,653	-0-	1,119,006	3,742,496

	No Change in Control						Within 24 Months After CIC
		Good	Involuntary					Involuntary
		Reason	Termination					or Good
	Voluntary	Termin-	Not for				Voluntary	Reason
Name	Termination	ation(1)	Cause	Death	Disability	Retirement	Termination	Termination

Diane M. Sullivan
Additional Payments on CIC or Termination
Annual Incentive-2009(2)			496,361	496,361	496,361		588,000	588,000
Cash Severance(3)			2,646,000					3,969,000
Accelerated Equity(4)			608,678	1,662,178			1,662,178	1,662,178
Long-term Incentive(5)				632,338	632,338		632,338	632,338
SERP(6)							308,150	750,328
Medical/Outplacement(7)			39,327					43,990
Tax Reimbursement(10)								1,720,997

Total Additional	-0-	-0-	3,790,366	2,790,877	1,128,699	-0-	3,190,666	9,366,831

Already-Vested Benefits
Options (Spread)(8)	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
SERP(9)	482,810	482,810	482,810	328,959	482,810	482,810	482,810	482,810

Total Already-Vested	482,810	482,810	482,810	328,959	482,810	482,810	482,810	482,810

TOTAL Additional Plus Vested Benefits	482,810	482,810	4,273,176	3,119,836	1,611,509	482,810	3,673,476	9,849,641

Richard M. Ausick
Additional Payments on CIC or Termination
Annual Incentive-2009(2)			247,477	247,477	247,477		289,800	289,800
Cash Severance(3)			1,545,600					2,318,400
Accelerated Equity(4)			297,443	776,724			776,724	776,724
Long-term Incentive(5)				273,546	273,546		273,546	273,546
SERP(6)							313,222	635,010
Medical/Outplacement(7)			44,614					51,921
Tax Reimbursement(10)								959,560

Total Additional	-0-	-0-	2,135,134	1,297,747	521,023	-0-	1,653,292	5,304,961

Already-Vested Benefits
Options (Spread)(8)	51,174	51,174	51,174	51,174	51,174	51,174	51,174	51,174
SERP(9)	409,432	409,432	409,432	600,676	409,432	409,432	409,432	409,432

Total Already-Vested	460,606	460,606	460,606	651,850	460,606	460,606	460,606	460,606

TOTAL Additional Plus Vested Benefits	460,606	460,606	2,595,740	1,949,597	981,629	460,606	2,113,898	5,765,567

	No Change in Control						Within 24 Months After CIC
		Good	Involuntary					Involuntary
		Reason	Termination					or Good
	Voluntary	Termin-	Not for				Voluntary	Reason
Name	Termination	ation(1)	Cause	Death	Disability	Retirement	Termination	Termination

Mark D. Lardie
Additional Payments on CIC or Termination
Annual Incentive-2009(2)			166,709	166,709	166,709		195,000	195,000
Cash Severance(3)			585,000					1,170,000
Accelerated Equity(4)			141,203	486,938			848,198	848,198
Long-term Incentive(5)				192,089	192,089		192,089	192,089
SERP(6)								50,399
Medical/Outplacement(7)			32,182					34,365
Tax Reimbursement(10)								-0-

Total Additional	-0-	-0-	925,094	845,736	358,798	-0-	1,235,287	2,490,051

Already-Vested Benefits
Options (Spread)(8)	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
SERP(9)	60,584	60,584	60,584	31,079	60,584	60,584	60,584	60,584

Total Already-Vested	60,584	60,584	60,584	31,079	60,584	60,584	60,584	60,584

TOTAL Additional Plus Vested Benefits	60,584	60,584	985,678	876,815	419,382	60,584	1,295,871	2,550,635

Joseph W. Wood
Additional Payments on CIC or Termination
Annual Incentive-2009(2)			314,362	314,362	314,362		372,400	372,400
Cash Severance(3)			1,808,800					2,713,200
Accelerated Equity(4)			196,380	661,880			661,880	661,880
Long-term Incentive(5)				273,546	273,546		273,546	273,546
SERP(6)							248,146	745,711
Medical/Outplacement(7)			39,327					43,990
Tax Reimbursement(10)

Total Additional	-0-	-0-	2,358,869	1,249,788	587,908	-0-	1,555,972	4,810,727

Already-Vested Benefits
Options (Spread)(8)	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
SERP(9)	856,739	856,739	856,739	1,142,134	856,739	856,739	856,739	856,739

Total Already-Vested	856,739	856,739	856,739	1,142,134	856,739	856,739	856,739	856,739

TOTAL Additional Plus Vested Benefits	856,739	856,739	3,215,608	2,391,922	1,444,647	856,739	2,412,711	5,667,466

(1)	For Mr. Fromm only, his executive severance agreement provides benefits in the event of a termination for good reason unrelated to a change in control, with the benefits available being the same as those provided for an involuntary termination not for cause.

(2)	The additional payment for the Annual Incentive — 2009 reflects the amount payable for the award assuming performance at the target level is achieved; although this early payout is subject to pro-ration for the period of service provided, the assumed termination on the last day of the fiscal year is based on a full 12 months’ service, such that no proration is required.

(3)	The executive severance agreements provide for a severance payment equal to either one or two times salary plus bonus, plus an amount equal to a pro-rated bonus for the year of termination in the event of involuntary termination. In the event of termination within two years after a change in control, the executive severance agreements provide for a severance payment equal to either two or three times the sum of salary plus target bonus, plus an amount equal to a pro-rated bonus at target level for the year of termination.

(4)	Accelerated Equity reflects the value of stock options and restricted stock awards for which, and to the extent, vesting would be accelerated due to the events indicated. For restricted stock, the values have been calculated by multiplying the number of shares accelerated by the closing price of our stock on January 29, 2010, the last business day of 2009; and for stock options, the values have been calculated by multiplying the number of shares accelerated by the spread between the closing price of our stock on January 29, 2010 and the exercise price. The spread value of options already vested (but not yet exercised) as of fiscal year-end are included in the Already Vested Benefits list for each individual using the same valuation method. Under our 2002 incentive plan, all restricted stock and stock option awards become fully vested upon a change in control. Under the terms of certain agreements for restricted stock, full vesting results upon death, retirement at age 65, or early retirement with prior approval of the Compensation Committee.

(5)	Under the terms of our 2002 incentive plan, in the event of death, disability, retirement (age 65) or early retirement (age 55 and at least 10 years of service), pro rata payment is made for outstanding long-term incentives, based on performance achieved. The amounts shown reflect potential payment of the maximum value (150% of target) for the 2009-2011 awards and no payout of the 2008-2010 awards, each based on management’s current estimated probability of payment. Our 2002 incentive plan also provides that in the event of a change in control, the long-term incentive awards are payable assuming targeted performance goals are met, with payment prorated based on service through the termination date in proportion to the performance period of the award.

(6)	Upon a change in control, SERP participants not yet vested become fully vested; accordingly, Mr. Hood will become fully vested upon a change in control. A change in control also results in an enhanced early retirement benefit for pre-2006 participants, which includes Mr. Fromm, Ms. Sullivan, Mr. Ausick and Mr. Wood. Furthermore, under the executive severance agreements, if there is an involuntary or good reason termination following that change of control, then each participant is credited with either two or three years of additional service. In the event of a termination within 24 months of a change in control, the executive severance agreements provide that the participant is entitled for either 2 or 3 years of additional credited service for purposes of determining the SERP benefit..

(7)	The executive severance agreements with the NEOs entitle them to medical and dental benefits following an involuntary termination unrelated to a change in control for either 12 months of coverage, or for 18 months of coverage plus cash for six months of coverage. In the event of an involuntary termination following a change in control, these benefits would be for 18 months of coverage plus cash equal to either six or 18 months of coverage. The cash payments are based on the Company’s cost to provide such benefits. In addition, the executive severance agreements provide for outplacement services. The amounts on this line represent the present value of health care benefits to be provided, which was estimated based on assumptions used by the Company for financial reporting purposes, plus $30,000 for outplacement services.

(8)	For already-vested stock options, the values have been calculated by multiplying the number of shares vested as of January 30, 2010 by the spread between the closing price of our stock on January 29, 2010 and the exercise price for the applicable options.

(9)	The already-vested amounts payable under the SERP are different from those shown in the Pension Benefits table because the actuarial assumptions used for purposes of these two tables are different. For the participants vested under the SERP (Mr. Fromm, Ms. Sullivan, Mr. Ausick, Mr. Lardie and Mr. Wood), the already-vested benefits include a lump sum payable six months after termination; these payments are based on the same assumptions used under the qualified pension plan to determine actual lump sums during 2010. In the event of death, the SERP provides for a lump sum benefit for the surviving beneficiary, and such benefit, among other factors, is based upon the age of the deceased executive’s spouse. Upon retirement, neither Mr. Lardie nor Mr. Hood is entitled to an enhancement benefit because each commenced participation in the SERP after January 1, 2006.

(10)	As provided in the executive severance agreements for a termination occurring following a change in control, the tax reimbursement amount represents a reasonable estimate of costs to cover the excise tax liability under Internal Revenue Code Section 4999 and the subsequent federal, state and FICA taxes on the reimbursement payment. In making this calculation, a portion of these termination benefits is deemed to be in consideration of non-

competition agreements or as reasonable compensation. The assumptions used to calculate this estimate are: a corporate tax rate of 35%, a state tax rate of 6% for Missouri residents and a discount rate of 0.97%.

Executive Severance Agreements

The executive severance agreements with our NEOs are for a term of up to three years, and are automatically extended for successive one-year periods unless either party terminates the agreement upon notice prior to the end of any term. The agreements for Mr. Fromm, Ms. Sullivan, Mr. Wood and Mr. Ausick were entered into as of March 31, 2006, and the agreement for Mr. Hood was entered into as of October 29, 2006. The Company offered an executive severance agreement to Mr. Lardie in 2008, when he was not an executive officer, but which was entered into and made effective as of April 1, 2009. All of the NEO’s severance agreements were amended in December 2009 to avoid adverse tax consequences under Internal Revenue Code. Sections 409(a) and 162(m).

Regardless of the reason for termination, the executive severance agreements require that the executive comply with a post-termination non-compete provision that restricts the executive from providing any executive level or consulting services to any competitor in the U.S. footwear industry or interfering with the Company’s customer relationships.

Termination Not Related to Change in Control.  The executive severance agreements for our NEOs provide that if the executive is terminated by the Company without cause at any time or more than 24 months after a change in control, the executive will be entitled to receive:

•	a lump sum cash payment following termination equal to up to 200% of the sum of executive’s base annual salary at the highest rate in effect at any time during the 12 months immediately preceding the termination and target annual cash incentive for the year of termination;

•	a cash payment equal to executive’s prorated annual cash incentive for the year of termination, payable based on performance level achieved during the performance period and at the same time as other participants receive such payments;

•	continued coverage under the Company’s medical and dental plans for up to 18 months, followed by a cash payment equal to the Company’s cost for an additional six months of coverage;

•	immediate vesting of the employee’s restricted stock and outstanding stock options that would have vested over a period of up to two years following termination; and

•	outplacement services.

All of these benefits are also applicable to Mr. Fromm if he terminates his employment within 90 days after good reason (such as reduction in salary or position, relocation of principal office without employee’s consent, or material increase in travel), unless his decision to terminate for good reason is within 24 months after a change in control, in which event he is entitled to receive the benefits described below. The executive severance agreements provide no benefits in the event of a voluntary termination without good reason.

Involuntary Termination Following a Change in Control.  The executive severance agreements for our NEOs provide benefits following a change in control which are based on a dual trigger; that is, there must be a change in control and within a certain period of time there must be an involuntary termination of employment. If a change of control occurs and within 24 months after a change in control an executive officer is (a) terminated by the Company without cause or (b) terminates employment within 90 days after “good reason”, the executive officer will be entitled to receive:

•	lump sum cash payment equal to up to 300% of the sum of executive’s base annual salary at the highest rate in effect at any time during the 12 months immediately preceding the termination and target bonus for the year of termination;

•	lump sum cash payment equal to the executive’s prorated target bonus for the year of termination;

•	continued coverage under the Company’s medical and dental plans for up to 18 months followed by a cash payment equal to the Company’s cost for up to an additional 18 months of coverage;

•	immediate vesting of all outstanding awards of restricted stock and outstanding stock options;

•	outplacement services;

•	additional three years of credited service under the SERP; and

•	tax reimbursement payment only if total payments subject to excise tax under Section 4999 of the Internal Revenue Code exceeds by more than 10% the payment cap that triggers the tax, in which event the additional payment will include a reimbursement for the excise taxes and the tax gross-up on the reimbursement. If such total payments subject to excise tax exceed the cap by less than 10%, then the payments will be reduced to the level of the payment cap to avoid application of the excise tax.

Following a change in control, the Company will pay the executive’s legal fees to the extent the executive prevails on a claim contesting a termination for cause or a Company determination on payments or to enforce his or her rights under the agreement.

Key Definitions.  A “change in control” for purposes of the executive severance agreements generally consists of any of the following:

•	any person acquires 30% or more of the Company’s stock (other than acquisitions directly from the Company);

•	The incumbent board (and their successors approved by at least a majority of the directors then in office) cease to constitute a majority of the board; or

•	the consummation of a merger, consolidation or reorganization or sale of substantially all of the Company’s assets, unless our shareholders following the transaction hold more than 65% of the voting securities of the successor or surviving entity in substantially the same proportion as prior to the transaction.

A termination for “good reason” for the executive generally includes any of the following Company actions without the executive’s written consent:

•	a reduction in then-current base salary;

•	a reduction in status, position, responsibilities or duties;

•	the required relocation of executive’s principal place of business, without executive’s consent, to a location which is more than 50 miles from executive’s principal place of business;

•	a material increase in the amount of time executive is required to travel on behalf of the Company;

•	the failure of any successor of the Company to assume the severance agreement; or

•	a material breach of the severance agreement by the Company.

A termination “for cause” means the executive has engaged in:

•	willful misconduct which is materially injurious to the Company;

•	fraud, material dishonesty or gross misconduct in connection with the business of the Company, or conviction of a felony;

•	any act of moral turpitude reasonably likely to materially and adversely affect the Company or its business;

•	illegal use of a controlled substance, using prescription medications unlawfully; or

•	abuse of alcohol.

The Internal Revenue Code disallows deductions for certain executive compensation that is contingent on a change in ownership or control.

OTHER MATTERS

We know of no other matters to come before the annual meeting. If any other matters properly come before the annual meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies.

Shareholder Proposals for the 2011 Annual Meeting

In order to be included in our proxy statement and proxy card for the 2011 annual meeting (currently scheduled to be held on May 26, 2011), we must receive a shareholder’s proposal by December 14, 2010 (120 days before the mailing date of the prior year’s proxy materials). Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

In addition, under our bylaws, a shareholder who intends to present an item of business at the 2011 annual meeting (other than a proposal submitted for inclusion in our proxy materials) or to nominate an individual for election as a director at the 2011 annual meeting must provide notice to us of such business or nominee in accordance with the requirements in our bylaws not less than 90 days (by February 25, 2011) nor more than 120 days (by January 26, 2011) prior to the date of the 2011 annual meeting. Our bylaws set out specific information required to be included in the notice with respect to the shareholder and certain associated persons, the proposed business and, to the extent applicable, the proposed nominee. Our bylaws are available on our website at www.brownshoe.com/governance. In each case, notice must be given to our Senior Vice President, General Counsel and Corporate Secretary, whose address is 8300 Maryland Avenue, St. Louis, Missouri 63105.

Other

The New York Business Corporation Law requires that New York corporations, including the Company, provide information to their shareholders regarding any policies of directors’ and officers’ liability insurance which have been purchased or renewed. Accordingly, we want to notify our shareholders that, effective October 31, 2009, we purchased policies of directors’ and officers’ liability insurance from ACE American Insurance Company, National Union Fire Insurance Company of Pittsburgh, St. Paul Mercury Insurance Company, Federal Insurance Company, Navigators Insurance Company, and Allied World Assurance Company (U.S.) Inc. These policies cover all duly elected directors and all duly elected or appointed officers and non-officer employees (if a co-defendant with an officer or director) of Brown Shoe Company, Inc. and its subsidiary companies. The policy premiums for the term ending on October 31, 2010 are $475,750. To date, no claims have been paid under any policy of directors’ and officers’ liability insurance.

The Company undertakes to provide, without charge, to each shareholder a copy of the Company’s Annual Report on Form 10-K for 2009, including the financial statements and financial statement schedule(s). For your copy, please write to our Corporate Secretary at 8300 Maryland Avenue, St. Louis, Missouri 63105 or you may access such report on the Company’s website at www.brownshoe.com/secfilings.

Michael I. Oberlander
Senior Vice President, General Counsel
and Corporate Secretary

8300 Maryland Avenue
St. Louis, Missouri 63105

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and BROWN SHOE COMPANY, INC. follow the instructions to obtain your records and to create an electronic voting 8300 MARYLAND AVENUE instruction form. ST. LOUIS, MO 63105 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M23893-Z52657 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. BROWN SHOE COMPANY, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends that you number(s) of the nominee(s) on the line below. vote FOR the following: 1. Election of Directors 0 0 0 Nominees: 01) Carla Hendra 02) Ward M. Klein 03) W. Patrick McGinnis 04) Diane M. Sullivan 05) Hal J. Upbin The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. Ratification of Ernst & Young LLP as the Company’s independent registered public accountants. 0 0 0 NOTE: Such other business as may properly come before the meeting or any adjournment thereof. The Board of Directors recommends a vote “FOR” Items 1 and 2 The Board of Directors has fixed the close of business March 31, 2010 as the record date (the “Record Date”) for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M23894-Z52657 BROWN SHOE COMPANY, INC. Annual Meeting of Shareholders May 27, 2010 11:00 AM Central Daylight Time This proxy is solicited by the Board of Directors The undersigned hereby appoints Ronald A. Fromm, Mark E. Hood and Michael I. Oberlander, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Brown Shoe Company, Inc. Common Stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held May 27, 2010 or at any adjournment or postponement thereof, with all powers that the undersigned would possess if present at the Meeting. If the undersigned signs and returns this proxy but does not give any direction, this proxy will be voted “FOR” Items 1 and 2 and in the discretion of the proxies upon such other business as may properly come before the Annual Meeting of Shareholders of the Company. Continued and to be signed on reverse side